    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 2003
                                                      REGISTRATION NO. [       ]
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                            RAKO CAPITAL CORPORATION
              (Exact name of Small Business Issuer in its charter)

              NEVADA                               1623                          91-0853320
   (State or other jurisdiction        (Primary Standard Industrial           (I.R.S. Employer
of incorporation or organization)       Classification Code Number)          Identification No.)

                                         RAKO CAPITAL CORPORATION
                                         Two North College Avenue
                                          Fayetteville, AR 72701
                                              (479) 684-2700
                (Address, including zip code, and telephone number, including area code, of registrant's principal place of business)

                                         ---------------------------

                                                Gary M. Fuchs
                                           RAKO Capital Corporation
                                           Two North College Avenue
                                            Fayetteville, AR 72701
                                                (479) 684-2700
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                                      OF REGISTRANT'S AGENT FOR SERVICE)

                                         ---------------------------

                                                   COPY TO:
                                              Ray A. Mantle, Esq.
                                               Reitler Brown LLC
                                         800 Third Avenue, 21st Floor
                                           New York, New York 10022
                                                (212) 209-3050
                                           (212) 371-5500 (Telecopy)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, (the "Securities Act") check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

================================================================================

--------------------------------------------------------------------------------------------------------------------
                                          CALCULATION OF REGISTRATION FEE

  TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM          PROPOSED MAXIMUM
    SECURITIES TO BE           AMOUNT TO BE      OFFERING PRICE               AGGREGATE                 AMOUNT OF
        REGISTERED              REGISTERED        PER SHARE (1)           OFFERING PRICE (1)        REGISTRATION FEE
        ----------              -----------       -------------           ------------------        ----------------
Common Stock,
$0.001 par value             4,288,458 shares         $2.38                   $10,206,530                $939.00
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended. Our shares are eligible for quotation on the OTC Bulletin Board under the symbol RKOC. However, there has been no bid or ask quotations for our shares during the past two fiscal years or for the period from January 1, 2003 through the date hereof.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.


Subject to completion
Dated February 28, 2003

PRELIMINARY PROSPECTUS

                                4,288,458 SHARES

                            RAKO CAPITAL CORPORATION

                                  COMMON STOCK

                                 ---------------

         This prospectus relates to the resale of up to 4,288,458 shares of common stock of RAKO Capital Corporation by certain selling stockholders identified in this prospectus. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

         Our shares are eligible for quotation on the OTC Bulletin Board under the symbol RKOC. However, there has been no bid or ask quotations for our shares during the past two fiscal years or for the period from January 1, 2003 through the date hereof. We intend to arrange for the filing of a Form 15c2-11 with the Securities and Exchange Commission prior to the effectiveness of our Registration Statement on Form SB-2 of which this prospectus forms a part.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.








                          -----------------------------

                               February [ ], 2003

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary...........................................................1

Risk Factors.................................................................5

Dilution..................................................................  13

Capitalization..............................................................13

Use of Proceeds.............................................................15

Dividend Policy.............................................................15

Determination of Offering Price.............................................15

Management's Discussion and Analysis or Plan of Operation...................16

Description of Business.....................................................22

Directors, Executive Officers, Promotores, Significant Employees and
Control Persons.............................................................29

Executive Compensation......................................................31

Certain Relationships and Related Party Transactions........................34

Security Ownership of Certain Beneficial Owners and Management..............38

Section 16(a) Beneficial Ownership Reporting Compliance.....................39

Selling Security Holders....................................................39

Plan of Distribution........................................................40

Legal Proceedings...........................................................41

Legal Matters...............................................................42

Experts.....................................................................42

Additional Information......................................................43

Descripton of Securities....................................................44

Organization Within the Last Five Years.....................................44

Descripton of Property......................................................45

Market for Common Equity and Related Stockholder Matters....................45

Disclosure of Commission Position of Indemnification for
Securities Act Liability....................................................45

Changes in and Disagreements with Accountants on Accountants and Financial Disclosure....................................................46

Index to Financial Statements..............................................F-1

Other Expenses of Issuance and Distribution...............................II-1

Recent Sales of Unregistered Securities...................................II-1

Exhibits..................................................................II-3

Undertakings..............................................................II-8

                               PROSPECTUS SUMMARY

         The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the consolidated financial statements and the related notes beginning on page F-1. Unless otherwise described therein, or unless the context otherwise requires, references to "the Company" "RAKO", "it", "we", "our" or "its", refer to the Company, together with its subsidiaries and affiliates, and their respective predecessors.

General
-------

         RAKO Capital Corporation, a Nevada corporation and holding company, provides infrastructure design, construction, engineering and maintenance services to the telecommunications (cable and wireless), energy and municipal infrastructure industries, through three operating subsidiaries of Centra Industries, Inc. ("Centra"), our subsidiary. We believe that we are one of the best-equipped operators in our industry within the Arkansas-Oklahoma-North Texas region and that we are the best equipped operator of directional boring services in Arkansas.

         RAKO was incorporated in October 1968. Between November 1996 and January 29, 2003, the Company was considered a development stage "shell" corporation whose principal purpose was to locate and consummate a merger or acquisition with a private entity.

         Effective January 29, 2003, the Company entered into a share exchange agreement with Centra and certain stockholders of Centra pursuant to which the Company issued 14,893,716 shares of its common stock, representing approximately 86.1% of our outstanding common stock immediately following such issuance, to the stockholders in exchange for 14,893,716 shares of the issued and outstanding common stock of Centra, representing approximately 98.3% of the then issued and outstanding shares of Centra common stock (the "RAKO/Centra Exchange"). As a result of the RAKO/Centra Exchange, Centra became the Company's subsidiary.

         Centra was formed in July 2001 by the combination of its predecessor businesses, Midwest Cable Communications of Arkansas, Inc., Smithwell Directional Boring, Inc., B&B Directional Boring, Inc. and Trammell Directional Boring, Inc., each an Arkansas corporation, through a series of tax-free mergers, into Midwest Cable Communications of Arkansas, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of Centra ("Midwest Cable"). In 2002, Centra began to provide wireless infrastructure services through its wholly-owned subsidiary Centra Wireless Construction, Inc., a Delaware corporation ("Centra Wireless"), established in July 2001. Our holding company structure and range of service offerings allow us to offer a turnkey approach within the infrastructure industry, as well as individual specialized services through each of our operating subsidiaries.

         We are a national provider of specialized contracting services, operating from three locations in Arkansas, a location in Laramie, Wyoming and with the ability to operate in the contiguous 48 states. We currently anticipate expanding into Canada and Mexico and are exploring opportunities in South America and Asia. By careful growth through acquisition, we intend to increase our customer base in our current markets and to broaden the markets in which we operate. We believe that there are many competent contractors serving the telecommunications and cable television industries whose businesses would gain from the synergy and cost efficiencies that consolidation can bring.

         Midwest Cable, a Delaware corporation, specializes in the utilization of the latest horizontal boring techniques and aerial applications. Midwest Cable has capacity to install 50,000 feet of cable per week. Midwest Cable maintains a complete maintenance facility, including mechanics and welders.

Mechanics are manufacturer certified and can perform warranty services to company owned machinery and trucks on site. We have the ability to provide complete support services to our crews anywhere in North America through the use of water and fuel trucks, maintenance teams and campers.

         In July 2001, Centra established Centra Wireless as a wholly-owned subsidiary operating in the wireless telecommunications infrastructure industry which began operations in 2002. Centra Wireless specializes in the acquisition, construction and management of prime and other antennae sites. It also performs comprehensive site audits and offers its clients an emergency response program designed to limit the liability of tower operators. Centra Wireless is based in Fayetteville, Arkansas and has an office in Laramie, Wyoming. Centra Wireless offers its services throughout the 48 contiguous states. Centra Wireless utilizes sophisticated equipment for installation and testing of wireless components.

         In furtherance of our strategy of growth through consolidation, on January 29, 2003, Centra acquired Smith & Co. Surveying Services, Inc. ("Smith & Co."), a California-based provider of engineering, surveying, and project management services to the telecommunications and energy sectors, and Razorback Acquisition Corp. d/b/a Razorback Construction Services Company, an aerial installer and maintainer of fiber optic, coaxial, copper and telephone lines in Arkansas. Smith & Co. has established itself as a premier engineering service provider in the western United States. Smith & Co. utilizes the latest technology and techniques available to the industry.

         On February 7, 2003, Centra acquired certain assets and assumed certain liabilities of TWS International, Inc. ("TWS"), a Georgia-based provider of engineering services focused on providing infrastructure services to the wireless industry. TWS provides professional and technical services required by wireless operators to design and construct their networks on a global basis.

         Our aim is to become a pre-eminent provider of specialized infrastructure services serving the telecommunications, cable television, energy industries and municipalities on a national basis. We can presently provide complete underground, aerial, wireless and engineering services to the telecommunication, municipal, and energy infrastructure communities through our various subsidiaries. We have built a reputation for reliability in our service offerings that has enabled us to win and keep significant master service contracts with some of the largest cable operators and telecommunications providers in the United States. As a result, we believe we enjoy a very strong competitive position in the Arkansas-Oklahoma-North Texas region and have begun to successfully build a strong competitive presence in other regions as well. We believe that the experience of our management, our accumulated know-how in field operations, our fully-trained work crews and reliable subcontractors, the array of equipment we own and operate and our range of service offerings provide us with a competitive edge in meeting the specialized infrastructure needs of our clients. We view acquisitions as a means to enhance each of these strengths. We have an acquisition policy that dictates all targeted companies must be cash flow positive and have a complementary effect on our strategic plan. Integration of acquired companies is a high priority and we believe that our centralized support through our holding company structure will result in lower cost of sales and improved margins, allowing us to be more competitive when bidding on projects.

         Our corporate offices and operations are located at Two North College Avenue, Fayetteville, AR 72701. Our telephone number is (479) 684-2700. Our one subsidiary, Centra Industries, Inc., and its operating subsidiaries, Midwest Cable, Razorback and Centra Wireless all maintain their business offices at our principal business office in Fayetteville, AR.

--------------------------------------------------------------------------------

THE OFFERING

Selling stockholders are offering for resale up to 4,288,458 shares of our common stock which they currently own. The Company will not be involved in the offer or sale of these shares other than registering such shares for resale pursuant to this prospectus. The Company will not receive any proceeds from the sale of any of the shares of common stock being registered under this prospectus.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol "RKOC."

Common Stock Offered by the Selling Stockholders.............    Up to an aggregate of 4,288,458 shares
                                                                 of common stock.

Common Stock Outstanding at the Date of this Prospectus......    23,465,137 shares

OTC Bulletin Board Trading Symbol............................    RKOC

Unless otherwise indicated, all information contained in this prospectus is as of the date hereof.

---------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.




--------------------------------------------------------------------------------

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following table sets forth selected statement of operations data for the years ended December 31, 2001 and December 31, 2000 and the nine months ended September 30, 2002 and September 30, 2001 and selected balance sheet data as of December 31, 2001 and December 31, 2000 and the nine months ended September 30, 2002 and September 30, 2001 and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The data for the years ended December 31, 2001 and December 31, 2000 and the nine months ended September 30, 2002 and September 30, 2001 is derived from our audited financial statements for the years ended December 31, 2001 and December 31, 2000 and the unaudited financial statements for the nine months ended September 30, 2002 and September 30, 2001 and related notes included in this prospectus by VB & H Certified Public Accountants, LLC, our independent auditors.

STATEMENT OF OPERATIONS DATA:

                                         (AUDITED)                               (UNAUDITED)

                                         FOR THE FISCAL     FOR THE FISCAL       FOR THE NINE MONTHS    FOR THE NINE MONTHS
                                         YEAR ENDED         YEAR ENDED           ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                         DECEMBER 31, 2001  DECEMBER 31, 2000    2002                   2001
Revenue.............................     $21,194,051        $17,582,577          $14,116,957            $15,992,092
Operating income (loss).............     62,302             3,972,787            (1,670,708)            342,001
Provision for income taxes..........     60,325             1,076,849            157,200                174,475
Net income (loss)...................     $(218,104)         $2,362,050           $(1,837,601)           $(31,321)

Basic (Loss) Earnings per Common
Share ..............................     $(0.01)            $0.16                $(0.12)                $(0.00)

Weighted Average Number of Common
Shares Outstanding..................     14,838,458         14,415,441           15,143,716             14,820,038

BALANCE SHEET DATA:

                                                (AUDITED)                                            (UNAUDITED)

                                                AS OF DECEMBER 31,         AS OF DECEMBER 31,        AS OF SEPTEMBER 30,
                                                ------------------         ------------------        -------------------
                                                2001                       2000                      2002
                                                ----                       ----                      ----
Cash......................................      $518,251                   $1,619,775                $52,963
Working capital deficit(1)................      (3,111,986)                (244,028)                 (4,794,137)
Total assets..............................      $12,682,438                $10,387,455               $12,036,284
Total current liabilities.................      6,090,951                  3,933,733                 7,493,474
Long-term debt, net of current portion....      3,590,102                  2,503,965                 3,259,938
Total stockholders' equity................      2,055,793                  3,159,340                 218,192


(1)      Defined as total current assets minus total current liabilities.

                                  RISK FACTORS

         If any of the risks described below materialize, the value of our common stock could be adversely affected.

RISKS RELATING TO RAKO COMMON STOCK'S VALUE AND LIQUIDITY
---------------------------------------------------------

INVESTING IN RAKO COMMON STOCK IS A LONG-TERM AND ILLIQUID INVESTMENT.

         An investment in us is a long-term commitment. Shares of our common stock are highly illiquid. Although most of the outstanding shares are restricted at this time, some of the outstanding shares of our common stock may be traded sporadically in the over-the-counter market on the Bulletin Board and in the "pink sheets." However, despite such sporadic trading, no assurance can be made that a robust or liquid trading market will ever develop, or, if developed, that it will be maintained. We are hopeful that our common stock eventually will be listed on the American Stock Exchange. However, we cannot be certain that a market will develop, or, if one does develop, that shares of our common stock will increase in value or retain their value. In addition, any stockholder marketmaking activity will be subject to the limitations imposed by the SEC, the NASD and other securities regulators, which may restrict the liquidity of our common stock. If an active market does not develop or is not maintained, the market price and liquidity of our common stock are likely to be adversely affected. Hence, we cannot assure you as to the liquidity of the market for the common stock or the prices at which you may be able to resell shares of common stock.

         A number of factors, both within and beyond our control, could affect the price of the common stock, such as our financial results, the effectiveness of management, the successful expansion of marketing efforts within our industry, competition and initiatives implemented by our competitors, development and implementation of improved technology relating to the telecommunications infrastructure business, the success of our industry and that of the telecommunications industry in general, economic conditions in the geographic markets in which we operate as well as the economy overall, changes in our financial estimates and recommendations by securities analysts and other market participants who follow our common stock. Also, sales of large numbers of shares of our common stock could negatively impact the market price of our shares. In addition, price and volume fluctuations in the stock markets overall could impact the price of our common stock, unrelated to our performance or that of our industry or the telecommunications industry.

         There can be no assurance that we will ever become profitable, or that any profits will be distributed to our stockholders. Moreover, there can be no assurance that the our stockholders will receive any particular rate of return on an investment in our common stock, or that the amount of any investment in our common stock will not be entirely lost.

CERTAIN FACTORS COULD MAKE AN ACQUISITION OF RAKO MORE DIFFICULT.

         As of February 21, 2003, approximately 58.6% of the issued and outstanding common stock was owned by five stockholders, four of whom are related and one of which is a trust for a late family member, which effectively gives these stockholder the ability to approve or disapprove an acquisition proposal (or any other proposal for which stockholder approval is required) and an additional 2.1% of the issued and outstanding common stock was held by Gary Fuchs and a related trust.

         In addition, we are subject to provisions of Nevada law which prohibit us from engaging in any of a broad range of business combinations with an "interested stockholder" for a period of three years following the date such stockholder became classified as an interested stockholder.

RISKS RELATING TO RAKO'S STAGE OF DEVELOPMENT.
---------------------------------------------

WE ARE IMPLEMENTING A NEW STRATEGY TO EXPAND OUR MARKETS.

         We were founded in 1992 as Midwest Cable and operated a cable television wire construction business in Arkansas and the surrounding region. In 2001, we began to focus on growth through strategic acquisitions in order to expand our business, both in respects of the geographic area of the markets we serve and the scope of the services we provide. In furtherance of our expansion strategy, in July 2001, we consolidated with three related companies and organized our business as a holding company with different operating subsidiaries.

         Our current operations consist primarily of the following:

o providing external telecommunications network construction and maintenance services to telecommunications companies and cable television providers;

o constructing wireless built-to-suit systems and antennae, tower and line facilities for the wireless telecommunications industry and wireless application providers ("WAPS"), such as mobile phones, pagers, personal data digital assistants, wireless email and other devices using wireless applications;

o telecommunications infrastructure design for large fixed and mobile systems;

o    environmental telecommunications infrastructure engineering; and

o underground infrastructure construction, rehabilitation and maintenance for energy and utility providers.

         As part of our growth strategy, we intend to expand our business in these areas and into complementary telecommunications infrastructure construction services, and also to expand into additional geographic areas. Specifically, we are currently considering expanding in the fields of incumbent and competitive local exchange carriers ("ILEC" and "CLEC") and fiber optic networks, and expanding our geographic reach.

         The expansion of our business is inherently risky in that its ability to target appropriate new markets and successfully penetrate these new markets is uncertain and will entail significant coordination, adaptation and expense. Moreover, our acquisition strategy also presents the risks inherent in assessing the value, strengths and weaknesses of growth opportunities and evaluating the costs and uncertain returns of expanding our operations. We cannot assure you that we will be able to continue to identify and acquire appropriate businesses on favorable terms or at all, that we will be able to obtain financing for acquisitions on favorable terms if at all, or that the companies we acquire will perform as we expect. Our growth strategy also assumes there will be a significant increase in demand for telecommunications and other infrastructure services, which may not materialize.

         If our expansion efforts do not result in significant increases of sales at a profitable level to account for its increased costs and risk exposure, our business, results of operations, and financial condition may be materially adversely affected.

WE DO NOT HAVE AN EXTENSIVE OPERATING HISTORY.

         Because our business plan has evolved to the current expansion strategy, our business is in many respects similar to a brand new venture. Therefore, we do not have a significant operating history upon which one can evaluate us and our prospects, and you should not rely upon our past performance to predict our future performance. We also face new challenges and risks, including a lack of meaningful historical financial data upon which to plan future budgets, competition from a new range of sources, the need to develop new strategic relationships, financing needs to fund our expansion and other issues. In addition, we cannot be certain that our recently-assembled management group will be able to successfully manage the businesses we acquire as a combined entity and effectively implement our operating or growth strategies.

         Overall, our ability to generate profits, if any, will depend on our ability to attract customers to our technology infrastructure construction and support services, manage our resources and control costs. We may be unable to do so effectively and in a sufficiently narrow window of time for our business to succeed. We cannot guarantee that we will be able to transition successfully to our new business model.

WE MAY BE UNSUCCESSFUL AT GENERATING INTERNAL GROWTH.

         Our ability to expand the range of services we offer to our customers and the geographic scope of our markets, to attract new customers, to increase the number of projects delivered to existing customers, to hire and retain employees, to open additional facilities, to secure executive and managerial talent and to reduce our operating and overhead expenses will each directly impact our rate of internal growth. In addition, our customers may reduce the number or size of projects available to us due to their inability to obtain capital. Many of the factors affecting our ability to grow internally may be beyond our control. Our growth strategies may or may not be successful, and we may or may not be able to generate cash flow sufficient to fund our operations and to support internal growth.

WE MAY NOT BE ABLE TO ATTRACT QUALIFIED ACQUISITION CANDIDATES, AND ACQUISITIONS WILL ENTAIL COSTS.

         Our acquisition-based expansion strategy relies on our ability to identify attractive acquisition candidates, and to finance our acquisitions on reasonable terms. Future acquisitions are also likely to be financed at least in part by issuing additional shares of our capital stock to the equity owners of acquired companies (which could dilute our existing stockholders). We may also need to increase our indebtedness to finance the acquisitions. The terms of this indebtedness could require us to agree to restrictive covenants, which might limit our operational and financial flexibility. Acquisition costs could also deplete our cash, which would reduce the funds we have available for other corporate purposes. We could also experience increased amortization expense from goodwill and other intangibles related to acquisitions, which would decrease our operating income. Under certain circumstances, we may need to obtain the approval of our lenders to finance acquisitions. Further, we will probably assume contingent liabilities from companies that we acquire, which may adversely affect us. It is also likely that we will face competition for suitable acquisition candidates from competitors and other third parties, which may increase our costs and limit the number of suitable acquisition candidates.

INTEGRATION OF NEW BUSINESSES WILL BE CHALLENGING.

         Our expansion-by-acquisition strategy imposes substantial integration risks on us. Our recently-acquired companies have been operating as separate entities and we expect that these companies and others we acquire will continue to operate separately, with a large degree of operating autonomy. It will be important for us to institute certain common systems and procedures among our operating subsidiaries, such as integrated computer, accounting and financial reporting systems, and it will also be important to coordinate and consolidate certain operational, administrative, banking and insurance relationships and procedures. It may be difficult to implement proper control systems and procedures, and we cannot be certain we will do so successfully. It may also be difficult for us to maintain uniform standards, which could result in performance problems and customer dissatisfaction, impairing our revenues and reputation. Additionally, expansion of our operations and the integration of future acquisitions will place a significant strain on financial, marketing and other resources and on our systems. Our management will also need to devote time to acquisition negotiations and integration of acquired businesses, which will distract management from attending to operational issues. Singly or collectively, these risks could materially and adversely affect our business, financial condition and results of operations.

WE NEED FINANCING FOR OUR PROPOSED EXPANSION AND OPERATIONS; OUR OPERATIONS ARE VERY CAPITAL INTENSIVE.

         We expect that most of our acquisition targets will be profitable enterprises that can be acquired without the need for us to make a significant cash outlay, and hence that these companies, when integrated into us, will not require a substantial infusion of cash to continue operating at a profit. However, no assurance can be made that all of our acquisition targets will be profitable or will not require substantial infusions of cash, either of which could have a material adverse effect on our financial condition. Furthermore, we have a substantial amount of indebtedness. Our indebtedness as of September 30, 2002 was approximately $5,755,193, comprised of approximately $760,000 borrowed under various lines of credit, a mortgage of approximately $1,550,000 on real property that is 100% owned by us, $350,000 of capital lease obligations, and approximately $3,045,000 of equipment notes. We anticipate that costs to service our other indebtedness will be met with proceeds from our earnings. If we receive insufficient proceeds from financings and insufficient earnings to satisfy our indebtedness, then this may have a material adverse effect on our financial condition.

         After giving effect to our restructuring in July 2001, our capital expenditures (both cash and non-cash) for the nine months ended September 30, 2002 and 2001 were approximately $454,381 and $4,529,345, respectively. Nevertheless, we will require additional capital to make strategic acquisitions and integrate newly acquired companies, to expand and maintain its equipment and workforce, and for general working capital purposes. We may require additional and unanticipated funds if we make acquisitions beyond our current expectations, if there are significant departures from our current business plan, if we have unforeseen delays (which may occur due to reasons both within and beyond our control, such as labor problems, mechanical failure, inclement weather, delays in obtaining construction permits, work interruption and customer-ordered delays), increased costs due to higher tax, labor, materials, fuel and other expenses and cost overruns, unanticipated expenses due to regulatory changes, or if we encounter engineering design changes or other technological risks. We may also require additional capital to make strategic investments in new wireless or wireline opportunities, including capital for license acquisition costs, if we choose to pursue any such investment opportunities.

         We may seek to obtain new capital through subsequent public or private equity or debt financings. However, capital markets have recently been volatile and uncertain. These markets may not improve, and we may not be able to access these markets to raise additional capital on favorable terms, or at all. Furthermore, we may have difficulty obtaining traditional bank credit financing on favorable terms, or at all. If we fail to obtain required new financing, that failure will have a material adverse effect on our business and financial condition. For example, if we are unable to access capital markets, we may have to restrict our activities, divest our interests in one or more of our subsidiaries or other ventures, or sell some of our equipment, possibly at a distressed sale price. In such event, we may also be unable to take advantage of future opportunities to enhance our services or expand our business, respond to competition or adapt to unanticipated conditions requiring additional capital investment.

OUR BUSINESS GROWTH COULD OUTPACE THE CAPABILITY OF OUR CORPORATE MANAGEMENT; COSTS WILL BE INCURRED TO ATTRACT AND RETAIN MANAGEMENT PERSONNEL.

         Our systems, procedures and controls may not be adequate to support our operations as we expand. Future growth may also impose additional responsibilities on members of our senior management, including the need to recruit and integrate new senior level managers and executives. We may not be able to recruit and retain these additional managers and executives, and even if we are successful, this recruitment effort will be costly in terms of both money and time and effort devoted by our existing management team. Furthermore, compensation of our management personnel (and certain other key employees) may include the issuance of options to purchase capital stock or other equity, and this could have a dilutive effect on the holders of the common stock. Our financial condition and results of operations could be materially and adversely affected if and to the extent we do not manage our growth effectively or attract and retain additional qualified management.

RISKS RELATED TO OUR BUSINESS.
-----------------------------

OUR INDEBTEDNESS WILL AFFECT OUR BUSINESS.

         Our indebtedness fundamentally impacts our business. Our indebtedness as of September 30, 2002 consisted of approximately $5,755,193, comprised of approximately $760,000 borrowed under various lines of credit, a mortgage of approximately $1,550,000 on real property that is 100% owned by us, $350,000 of capital lease obligations, and approximately $3,045,000 of equipment notes. Our indebtedness may limit our ability to obtain additional financing on satisfactory terms, if at all. We will have to use the proceeds from our operations to pay interest and principal on our debt. This will reduce the amount of cash available to fund our planned expansion, invest in new equipment and technology, attract and retain qualified personnel and fund other working capital needs.

         Our level of indebtedness may make us more vulnerable to economic or industry downturns, and will place us at a competitive disadvantage as compared to those competitors who are not as highly-leveraged as we are. If cash flow from operations is insufficient to service our debt, we may need to sell assets, restructure or refinance our debt, or seek additional equity capital, which we may be unable to do on satisfactory terms, or at all. If we are unable to comply with the financial and other covenants that may be applicable to our debt, this could result in an event of default under the terms of our indebtedness, which, if not cured or waived, would have a material adverse effect on us, as it would likely limit the financing available to us and increase the costs of financing, and limit our ability to engage in beneficial transactions.

LOSS OF OUR MAJOR CUSTOMER COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         One of our customers accounted for approximately 90% of our revenues in the year ended December 31, 2001 and 79% of our revenues for the nine months ended September 30, 2002. The loss of this customer or any material reduction in the number or size of the contracts entered into between us and this client would have a material adverse effect on our revenues. No assurances can be made that no such material reduction will occur or that if any such reduction were to occur, that we would be able to replace the lost revenues attributable to such reduction through the securing of new contracts with other third parties.

THE DEPARTURE OF KEY PERSONNEL COULD DISRUPT OUR BUSINESS.

         We depend on the continued efforts of our executive officers and certain other skilled and experienced employees. We currently have not entered into any employment agreements with any of our executive officers or certain key employees. However, our subsidiary, Centra has entered into employment agreements with each of our executive officers and certain other key employees. Although Centra entered into employment agreements with each of our executive officers and certain other key employees, we cannot be certain that any individual will continue in his or her capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees, could adversely affect our business, financial condition and results of operations. We do not carry any key-person life insurance on any of our employees.

         In January 2003, O. Lee Capwell, former Chief Administration Officer and Director of Centra, passed away unexpectedly. Mr. Capwell had been the Chief Administration Officer and a Director of Centra since its inception in 2001. From March 1997 to July 2001, Mr. Capwell was the Human Resources Manager for Midwest Cable. From March 1999 to July 2001, Mr. Capwell was a 50% owner and President of Smithwell Directional Boring, Inc., which was merged into Midwest Cable on July 27,

2001. Mr. Capwell was the son of Bonnie Lee Capwell and the brother of Larry Garriott and Lisa Trammell. The effects of Mr. Capwell's untimely death on our business have not yet been fully realized and, while we have reallocated Mr. Capwell's duties among the other officers and directors and believe that the loss of his services will not adversely affect the business and operations of us, no such assurances can be made.

OUR BUSINESS IS LABOR INTENSIVE AND WE MAY BE UNABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES.

         Our ability to employ, train and retain skilled personnel necessary to meet our requirements may limit our ability to increase our productivity and profitability. From time to time we experience shortages of qualified personnel in the geographic regions in which we operate. We cannot be certain that we will be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy, and we cannot be certain that our labor expenses will not increase as a result of a shortage in the supply of skilled personnel. Labor shortages or increased labor costs could have a material adverse effect on our ability to implement our growth strategy and our operations.

OUR DEPENDENCE UPON FIXED PRICE CONTRACTS COULD ADVERSELY AFFECT OUR BUSINESS.

         In accordance with industry practice, we currently generate, and expect to continue to generate, a significant portion of our revenues under fixed price contracts. Under this approach, for construction/installation projects, we estimate the costs of completing a particular project to bid for such fixed price contracts, allowing for variations if certain specified contingencies occur. It is possible that certain variables may occur that are not covered by the contingencies allowed in a contract, or that the allowance in a contract is not sufficient to offset increased costs for us to complete a project due to the occurrence of one or more contingencies. For example, the costs of labor and materials may vary from the costs we originally estimated, and we bear the risk that our estimate will be less than the actual costs we incur. Alternatively, the occurrence of even a covered contingency, such as soil conditions or the need to re-route an installation due to environmental conditions (such as wetlands) may adversely impact our profits under a project because the allowance in the contract for the contingency may be insufficient, or the contingency may result in delays. Furthermore, because we generally do not receive payment until successful completion of a phase of a project, payments may be delayed if there is a dispute with a customer, or if the customer fails to make a payment when due. These circumstances may cause actual revenue and gross profits for a project to differ from those we originally estimated and could result in reduced profitability and losses on projects. Depending upon the size of a particular project, variations from the estimated contract costs can have a significant impact on our operating results for any fiscal quarter or year.

MANY OF OUR CONTRACTS MAY BE CANCELED ON SHORT NOTICE, AND WE MAY BE UNSUCCESSFUL IN REPLACING OUR CONTRACTS AS THEY ARE COMPLETED OR EXPIRE.

         Many of our customers can cancel our contracts with them on short notice, typically 30-90 days, even if we are not in default under the contract. Certain of our customers assign work to us on a project-by-project basis under master service agreements. Under these agreements, our customers often have no obligation to assign work to us. Our operations could be materially and adversely affected if the anticipated volume of work is not assigned to us. A number of our contracts are opened to public bid at the expiration of their terms. We cannot assure you that we will be the successful bidder on its existing contracts that come up for bid. If our customers cancel a significant number of contracts, if we complete the required work under a significant number of non-recurring projects and cannot replace them with similar projects, or if we fail to win a significant number of our existing contracts upon re-bid, we could experience a material adverse effect on our revenue, net income and financial results.

OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER-TO-QUARTER.

         Any of the following factors will affect our quarterly results:

o    the timing and volume of work under new contracts;

o    weather;

o regional or general economic conditions, including those resulting from the current hostilities in the Middle East and the threat of terrorist activities in the United States;

o    the spending patterns of our customers and our customers' subscribers;

o variations in the margins of projects executed during any particular quarter;

o    terminations of existing contracts;

o costs we incur to support growth internally or through acquisitions or otherwise;

o casualty and similar losses experienced in our operations not otherwise covered by insurance;

o    a change in the mix of our customers, contracts and business; and

o the timing of acquisitions and the timing and magnitude of acquisition integration costs.

         In addition, our customers' budgeting, which typically coincides with the calendar year, is often characterized by declining expenditures towards year-end, resulting in fewer work orders at year-end and reducing our fourth quarter revenues. Moreover, during the winter months demand for our services, or our ability to perform our services, may be lower due to weather conditions.

INDUSTRY AND ECONOMIC RISKS.
---------------------------

OUR INDUSTRY IS HIGHLY COMPETITIVE.

         Our industry is served by numerous small, owner-operated private companies, a few public companies and several large regional companies. In addition, relatively few barriers prevent entry into our industry. As a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. Competition in the industry depends on a number of factors, including price. Certain of our competitors may have lower overhead cost structures and may, therefore, be able to provide their services at lower rates than we are able to provide. In addition, many of our competitors are larger and have greater resources than we do. Our competitors within our geographic markets may be able to develop the expertise, experience and resources to provide services that are superior in both price and quality to our services. Similarly, we may not be able to maintain or enhance our competitive position within our industry. We may also face competition from the in-house service organizations of our existing or prospective customers. Telecommunications and cable television service providers usually employ personnel who perform some of the same types of services we do. We cannot be certain that our existing or prospective customers will continue to outsource services in the future.

THE TELECOMMUNICATIONS AND CABLE TELEVISION INDUSTRIES ARE SUBJECT TO TECHNOLOGICAL AND STRUCTURAL CHANGES THAT COULD DECREASE DEMAND FOR OUR SERVICES.

         As a result of technological advances and deregulation, the telecommunications and cable television industries are undergoing significant changes. In certain cases, these changes could decrease demand for our services or otherwise adversely affect our business. For example, wireless technologies could displace the wireline systems used for voice, video and data transmissions, and improvements in existing technology may allow telecommunications and cable television companies to improve their networks without physical upgrades. Currently, our cable installation and maintenance business is predominately optical cable, as well as some coaxial cable. Our Centra Wireless subsidiary constructs towers for wireless communication. Also, reduced infrastructure investment by our customers due to such factors as decreased demand, maturation of their markets and our customers' lack of funding could reduce our customers' need for our services. Further, as a result of consolidation in the telecommunications and cable television industries, we may lose customers. The effect of these changes could be materially adverse to our business and financial performance.

TECHNOLOGY MAY CHANGE, REQUIRING US TO INVEST IN SUBSTANTIAL AMOUNTS OF NEW EQUIPMENT AND CAUSING OUR EXISTING EQUIPMENT TO BECOME OBSOLETE.

         We cannot predict the effect of technological changes on our business. New techniques are constantly being developed, and we may be required to adopt new techniques in order to remain competitive. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely and cost-effective basis, services that meet customer demands. We cannot assure you that we will obtain access to new technology on a timely basis or on satisfactory terms. Our failure to obtain access to this new technology could have a material adverse effect on our business, prospects, the value of our existing equipment, operating results and ability to service our debt.

         The telecommunications industry is particularly marked by rapid changes in technology, and this could negatively impact our markets and hence our business. For example, wireless technologies such as direct broadcast satellite television and cellular telephony could displace the wireline systems used for the transmission of video, voice and data. If the use of those wireless technologies increases over the long term, it could have an adverse effect on our wireline operations. In that event, we will need to expand our services to customers engaged in wireless technology. In the end, our future success will depend in part on our ability to effectively adapt to new technology and remain competitive. If we cannot effectively adapt to changes in technology, we may experience shrinking markets for our services and the obsolescence of our business.

THE CURRENT ECONOMIC DOWNTURN OR OTHER DOWNTURNS MAY LEAD TO LESS DEMAND FOR OUR SERVICES.

         As a result of the general slowing of economic activities experienced in the United States in 2001 and 2002, our customers may delay or cancel new projects. We may experience a similar loss of demand during future economic downturns, whether in the regions in which we operate, the industry or that of our customers, or the economy as a whole. The threat of terrorism in the United States and international hostilities may also impact the demand for our services. A number of other factors, including unfavorable financing conditions for the industries we serve, could adversely affect our customers and their ability or willingness to fund capital expenditures in the future. These conditions, either singly or collectively, could result in lower revenues or slower growth than we anticipate, and could have a material adverse effect on our business, operations and financial condition.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding our plans and objectives for the future. These forward-looking statements are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based on a successful execution of our business strategy upon a number of assumptions, including that there will be no unanticipated material adverse change in our operations or business. These assumptions involve judgments with respect to, among other things, future economic, political, competitive, and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove inaccurate. The forward-looking statements included in this Prospectus may prove to be inaccurate. In light of the significant uncertainties inherent in these forward-looking statements, these statements should not be regarded as representations by us or any other person that we will achieve our objectives and plans.

                                    DILUTION

         The Company is only registering under this prospectus shares of common stock already outstanding and held by selling stockholders. As such, purchasers of shares of common stock sold under this Prospectus shall not experience any immediate dilution as a result of or upon such purchase.


                                 CAPITALIZATION

         The following table sets forth RAKO's unaudited pro forma capitalization as of September 30, 2002. This table should be read in conjunction with the information contained in "Management's Discussion and Analysis or Plan of Operation" and the unaudited pro forma consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                   (UNAUDITED)
                                                                   Actual as of
                                                                   September 30, 2002
                                                                   in thousands
                                                                   ------------------
Long-term debt, net of current portion........................     3,342,314
Capital lease obligations, net of current portion.............     125,167

Stockholders' equity: ........................................     3,218,192
Common Stock, $0.001 par value, 50,000,000 authorized shares,
18,499,554 issued and outstanding shares......................     18,500
Preferred Stock, $0.001 par value, 20,000,000 authorized
shares, no shares issued and outstanding .....................     -
Additional paid in capital....................................     2,998,800
Retained earnings.............................................     200,890
                                                                   ------------------
Total stockholders equity.....................................     3,218,192
                                                                   ------------------
TOTAL CAPITALIZATION                                               $15,258,597
=====================================================================================

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth selected statement of operations data for the years ended December 31, 2001 and December 31, 2000 and the nine months ended September 30, 2002 and September 30, 2001 and selected balance sheet data as of December 31, 2001 and December 31, 2000 and the nine months ended September 30, 2002 and September 30, 2001 and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The data for our audited financial statements for the years ended December 31, 2001 and December 31, 2000 and the unaudited financial statements for the nine months ended September 30, 2002 and September 30, 2001 is derived from our financial statements and related notes included in this prospectus audited by VB & H Certified Public Accountants, LLC., our independent auditors.

STATEMENT OF OPERATIONS DATA:

                                         (AUDITED)                               (UNAUDITED)

                                         FOR THE FISCAL     FOR THE FISCAL       FOR THE NINE MONTHS    FOR THE NINE MONTHS
                                         YEAR ENDED         YEAR ENDED           ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                         DECEMBER 31, 2001  DECEMBER 31, 2000    2002                   2001
Revenue.............................     $21,194,051        $17,582,577          $14,116,957            $15,992,092
Operating income (loss).............     62,302             3,972,787            (1,670,708)            342,001
Provision for income taxes..........     60,325             1,076,849            157,200                174,475
Net income (loss)...................     $(218,104)         $2,362,050           $(1,837,601)           $(31,321)

Basic (Loss) Earnings per Common
Share ..............................     $(0.01)            $0.16                $(0.12)                $(0.00)

Weighted Average Number of Common
Shares Outstanding..................     14,838,458         14,415,441           15,143,716             14,820,038

BALANCE SHEET DATA:

                                                (AUDITED)                                             (UNAUDITED)
                                                AS OF DECEMBER 31, 2001    AS OF DECEMBER 31, 2000    AS OF SEPTEMBER 30, 2002
                                                -----------------------    -----------------------    ------------------------
Cash......................................      $518,251                   $1,619,775                 $52,963
Working capital deficit(1)................      (3,111,986)                (244,028)                  (4,794,137)
Total assets..............................      $12,682,438                $10,387,455                $12,036,284
Total current liabilities.................      6,090,951                  3,933,733                  7,493,474
Long-term debt, net of current portion....      3,590,102                  2,503,965                  3,259,938
Total stockholders' equity................      2,055,793                  3,159,340                  218,192


(2)  Defined as total current assets minus total current liabilities.

                                 USE OF PROCEEDS

         We will receive no proceeds from the sale of the common stock offered hereby.

                                 DIVIDEND POLICY

         We have never paid cash or other dividends and do not expect to pay any cash or other dividends in the foreseeable future with respect to our common stock. Our future dividend policy will depend upon our earnings, capital requirements, financial condition, and other factors considered relevant by our Board of Directors. We presently intend to retain any earnings which we may realize in the foreseeable future to finance our growth. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

                         DETERMINATION OF OFFERING PRICE

         The selling stockholders may sell our common stock at prices then prevailing or related to the then current market price, or at negotiated prices. The offering price may have no relationship to any established criteria or value, such as book value or earnings per share. Our shares are eligible for quotation on the OTC Bulletin Board under the symbol RKOC. However, there has been no bid or ask quotations for our shares during the past two fiscal years or for the period from January 1, 2003 through the date hereof. Prior to the RAKO/Centra Exchange, RAKO Capital Corporation was a blank check company, 83.1% owned by a single stockholder.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

This Management's Discussion and Analysis of Financial Condition and Results of Operations and other portions of this report contain forward-looking information that involve risks and uncertainties. Our actual results could differ materially from those anticipated by the forward-looking information. Factors that may cause such differences include, but are not limited to, availability and cost of financial resources, product demand, market acceptance and other factors discussed in this report under the heading "Business - Risk Factors." This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this report.

Overview
--------

         We, through our subsidiary Centra Industries, Inc., a Delaware corporation ("Centra") and holding company, and its operating subsidiaries provide infrastructure design, construction, engineering and maintenance services to the telecommunications (cable and wireless), energy and municipal infrastructure industries, through three operating subsidiaries.

         We were formed in July 2001 by the combination of our predecessor businesses, Midwest Cable Communications of Arkansas, Inc., Smithwell Directional Boring, Inc., B&B Directional Boring, Inc. and Trammell Directional Boring, Inc., each an Arkansas corporation, through a series of tax-free mergers, into Midwest Cable Communications of Arkansas, Inc., a Delaware corporation and wholly-owned subsidiary of Centra Industries, Inc. In 2002, we began to provide wireless infrastructure services through Centra's wholly-owned subsidiary, Centra Wireless Construction, Inc., a Delaware corporation established in July 2001. Our holding company structure and range of service offerings allow us to offer a turnkey approach within the infrastructure industry, as well as individual specialized services through each of our operating subsidiaries.

         We operate from three locations in Arkansas and have the ability to operate in the contiguous 48 states. Our principal operations to date have been concentrated in the Oklahoma-Arkansas Region of the United States. Centra Wireless is based in Fayetteville, Arkansas and has an office in Wyoming. We currently anticipate expanding into Canada and Mexico and are exploring opportunities in South America and Asia.

         Our primary focus is the installation, replacement and construction of underground cable for telecommunications and cable television companies using horizontal boring technology. On average, in 2001 we installed approximately 36,000 feet of cable per week. With our existing equipment, we have the capacity to install 50,000 feet of cable per week. Our customers have experienced dramatic changes in their industries during recent years. The demand for Internet services and associated bandwidth, the nationwide build-out of optical cables to replace coaxial technology, deregulation of the telecommunications industry and digital convergence all have led our customers to outsource a broad range of services. Fiber optic cable dominates our wire installation and maintenance business, although we also install and maintain a considerable amount of coaxial cable, as well as copper cable. We are also targeting municipalities and utilities nationwide (and in Canada and Mexico) to apply our technology and services to the installation of gas pipelines and water mains.

         Our revenue increased significantly since July 2001 through both internal growth and acquisitions. We intend to continue to focus on internal growth, although we also intend to grow through additional selected acquisitions of profitable enterprises in our fragmented industry. By careful growth through acquisition, we intend to increase our customer base in our current markets and to broaden the markets in which we operate. We believe that there are many competent contractors serving the telecommunications and cable television industries whose businesses would gain from the synergy and cost efficiencies that consolidation can bring. We believe that we can continue our consolidation more effectively as a publicly-traded company.

         Revenue. In accordance with industry practice, we currently generate, and expect to continue to generate, a significant portion of our revenues under fixed price contracts. Under this approach, for construction/installation projects, we estimate the costs of completing a particular project to bid for such fixed price contracts, allowing for variations if certain specified contingencies occur. It is possible that certain variables may occur that are not covered by the contingencies allowed in a contract, or that the allowance in a contract is not sufficient to offset increased costs for us to complete a project due to the occurrence of one or more contingencies. For example, the costs of labor and materials may vary from the costs we originally estimated, and we bear the risk that our estimates will be less than the actual costs we incur. Alternatively, the occurrence of even a covered contingency, such as soil conditions or the need to re-route an installation due to environmental conditions (such as wetlands) may adversely impact our profits under a project because the allowance in the contract for the contingency may be insufficient, or the contingency may result in delays. Furthermore, because we generally do not receive payment until successful completion of a phase of a project, payments may be delayed if there is a dispute with a customer, or if the customer fails to make a payment when due. These circumstances may cause actual revenue and gross profits for a project to differ from those we originally estimated and could result in reduced profitability and losses on projects. Depending upon the size of a particular project, variations from the estimated contract costs can have a significant impact on our operating results for any fiscal quarter or year.

         Approximately 79% of our revenues for the nine-month period ended September 30, 2002, were derived from a master service contract with our principal customer. Our master service agreements do not require bonding nor do they typically provide for any holdback of payment beyond job completion; any such holdback would typically be for no more than 6 months after the completion date. Contracts with municipalities and/or utilities typically contain a bonding requirement.

         The majority of our contracts, whether master service agreements or contracts for specific projects, provide for the provision of a certain unit of service for a specified price. We recognize revenue as the related work is performed. A portion of our work is performed under percentage-of-completion contracts. Under this method, revenue is recognized based on the percentage of total cost incurred to date in proportion to total estimated cost to complete the contract. Clients are billed on different cycles depending on the nature of the services being provided, either monthly, upon milestones or upon completion of project.

         Cost of revenue. Our direct costs include operations payroll and benefits, subcontractor costs, equipment leases, insurance, depreciation, licenses and permits, shop and equipment rent, fuel repairs and maintenance, repairs for work damage and materials not provided by our customers. Our customers generally supply materials such as cable, conduit and telephone equipment, although on some turnkey projects, we supply these materials.

         General and administration. General and administration costs include all corporate and administrative functions that support existing operations and provide infrastructure to facilitate our future growth. Components of this category include management, supervisory and staff salaries and related employee benefits, rent, utilities, travel and business development efforts and back office administration such as financial services, insurance administration, professional costs and administrative overhead.

Results of Operations
---------------------

         The following tables state for the periods indicated our consolidated operations in percentage of revenue terms for 2000 and 2001 and the nine months ended September 30, 2002 and 2001.

Results of Consolidated Operations in Percent-of-Revenue Terms
--------------------------------------------------------------

                                                              (UNAUDITED)                                 (AUDITED)
                                                    Nine Months         Nine Months
                                                    Ended 9/30/02       Ended 9/30/01        2001              2000
                                                    ----------------------------------------------------------------------
NET SALES (100%)                                    $14,116,957         $15,992,092          $21,194,051       $17,582,577
--------------------------------------------------------------------------------------------------------------------------
COST OF REVENUE                                     84.4%               84.8%                78.6%             66.1%

      GROSS PROFIT                                  15.6%               15.2%                21.4%             33.9%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES        24.7%               10.8%                18.7%             8.6%

INCOME FROM OPERATIONS                              (11.8%)             2.1%                 2.7%              25.3%

OTHER INCOME (EXPENSE)
----------------------
   Interest expense                                 2.7%                2.3%                 (2.4%)            (2.6%)
   Interest and dividend income                     0.0%                0.0%                 0.1%              0.1%
   Loss on the sale of property and equipment       (0.1%)              (0.1%)               (0.9%)            (1.0%)
   Loss on the sale of investments                  0.0%                (1.2%)               (0.9%)            (0.2%)
   Change in unrealized gain (loss) on investments  0.0%                0.0%                 0.7%              (1.9%)

      TOTAL OTHER (EXPENSE)                         (0.1%)              (1.2%)               (3.4%)            (5.7%)

      INCOME BEFORE TAXES                           (11.9%)             0.9%                 (0.7%)            19.6%

INCOME TAXES                                        1.1%                1.1%                 0.3%              6.2%

      NET INCOME                                    (13.0%)             (0.2%)               1.0%              13.4%


Unaudited for Nine Months Ended September 30, 2002 Compared to Nine Months Ended
--------------------------------------------------------------------------------
September 30, 2001
------------------

         Revenue. Our revenue was approximately $14.1 million for the nine months ended September 30, 2002 compared to close to $16.0 million for the nine months ended September 30, 2001, representing a decrease of $1.9 million, or 11.7%, primarily as a result of delays from clients due to a stagnant economy. Projects targeted for the first and second quarter of 2002 were delayed until the third and fourth quarter of 2002.

         Cost of Revenue. Our cost of revenue was approximately $11.9 million, or 84.4% of revenue, for the nine months ended September 30, 2002, compared to $13.6 million, or 84.8% of revenue, for the nine months ended September 30, 2001.

         Selling, general and administration. Selling, general and administrative expenses were approximately $3.5 million, or 24.6% of revenue, for the nine months ended September 30, 2002, compared to about $1.7 million, or 10.7% of revenue, for the nine months ended September 30, 2001. The principal increases in these expenses were legal and professional fees.

         Interest and dividend income. Interest and dividend income was $75 during the nine months ended September 30, 2002 compared to $6,147 during the corresponding nine month period in 2001.

         Other income (expense). Other income (expense) during the nine months ended September 30, 2002 was principally comprised of an interest expense of $381,367, compared to interest expense of $363, 403 for the nine months ended September 30, 2001. During the nine months ended September 30, 2001, we experienced a loss on investments of approximately $194,399.

         Provision for income taxes. There were negligible tax consequences for the nine months ended September 2002 and September 2001. There was a small tax consequence for the year ended December 31, 2001, compared to an estimated 31% effective tax rate during the year ended December 31, 2000. The 2000 tax rate was based, however, on certain of our predecessor entities each having elected to be taxed as S corporations. In lieu of corporate taxes, the stockholders of those companies were taxed on their proportionate share of the corporation's taxable income. Accordingly, no provisions or liability for federal or state income taxes was made for these corporations on their financial statements.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000
---------------------------------------------------------------------

         Revenue. Our revenue was nearly $21.2 million for the year ended December 31, 2001, compared to close to $17.6 million in 2000, representing an increase of over $3.6 million, or 20.5%, primarily from internal growth.

         Cost of revenue. Our cost of revenue was just under $16.7 million, or 78.6% of revenue, for the year ended December 31, 2001, compared to $11.6 million, or 66.1% of revenue, for the year ended December 31, 2000. The principal reason for this disproportionate increase was an aggregate $3.8 million increase in wages and payroll taxes and payments to subcontractors for performing our services. These expenses for wages and payroll taxes and payments to subcontractors increased to approximately $14.0 million, or 66.1% of revenue, for the year ended December 31, 2001 from about $11.0 million, or 62.6% of revenue, during the year ended December 31, 2000. Depreciation and amortization were $929,875, or 4.4% of revenue, for the year ended December 31, 2001, compared to $657,183, or 3.7% of revenue, for the year ended December 31, 2000. The increase in depreciation and amortization as a percentage of revenue in 2001 was due to purchases of new machinery and equipment and vehicles, as well as certain office equipment, in 2001, which was necessitated by our expansion.

         Selling, general and administration. Selling, general and administrative expenses were just over $3.9 million, or 18.7% of revenue, for the year ended December 31, 2001, compared to about $1.5 million, or 8.6% of revenue, for the year ended December 31, 2000. The principal increases in these expenses were local permits and taxes, which increased approximately $69,300 between the years, as well as legal and professional fees (which increased approximately $914,500 between the two years) and office expenses (which increased approximately $109,200 between the two years).

         Interest and dividend income. Interest and dividend income was $10,830 during the year ended December 31, 2001, compared to less than half that amount ($3,964) during the year ended December 31, 2000.

         Other income (expense). Other income (expense) in the year ended December 31, 2001 was principally comprised of an interest expense of $502,061. During the year ended December 31, 2000, we experienced a loss of approximately $168,269 on sales of our fixed assets and experienced a combined realized and unrealized loss on investments of approximately $369,583.

         Provision for income taxes. There was a small tax consequence for the year ended December 31, 2001, compared to an estimated 31% effective tax rate during the year ended December 31, 2000. The 2000 tax rate was based, however, on certain of the predecessor entities each having elected to be taxed as

S corporations. In lieu of corporate taxes, the stockholders of those companies were taxed on their proportionate share of the corporation's taxable income. Accordingly, no provisions or liability for federal or state income taxes was made for these corporations on their financial statements.

Financial Condition, Liquidity and Capital Resources
----------------------------------------------------

         Our primary liquidity needs are for working capital, capital expenditures, investments and debt service. Our primary sources of liquidity are cash flows from operations and borrowings under revolving notes or lines of credit. We believe we can satisfy our cash requirements over the next twelve months out of cash flow from operations.

         For the nine months ended September 30, 2002, net cash flow provided by operating activities was approximately $1.1 million, compared to approximately $1.5 million for the same period ended September 30, 2001. Such positive net cash flow provided by operating activities in the context of reported net losses for the same periods, was principally attributable to an increase in our trade payables and depreciation and amortization expenses.

         Net cash provided by operating activities was near $1.2 million for the year ended December 31, 2001, compared to net cash provided by operations of near $4.1 million for the same period in 2000. The decrease in net cash provided by operating activities in 2001 was primarily due to a $2.6 million decrease in net income.

         At September 30, 2002, our total assets were approximately $12.0 million, compared to $12.7 million at December 31, 2001, representing a decrease of 5.1%. Our liabilities increased during this period by close to $1.2 million to $11.8 million, and as a result our stockholders equity decreased by about $1.8 million to $218,000. Our current liabilities increased by just over $1.4 million to $7.5 million and our long-term liabilities decreased marginally by approximately $211,000. The major categories of increase were accounts payable, bank lines of credit and current maturities of long-term debt.

         The issuance of certain promissory notes by us to certain of its stockholders in July 2001 having an aggregate principal amount of approximately $2.5 million and subsequent agreements to exchange such notes for the issuance of an aggregate of 1,267,000 shares of Centra Common Stock were rescinded in September 2002 on the basis of a mutual mistake of fact in respect of the circumstances in which they were issued. In a related recapitalization of Centra, eight of Centra's stockholders entered into a Contribution Agreement in April 2002 pursuant to which they contributed to Centra for cancellation an aggregate of 20,139,284 shares of Centra Common Stock resulting in a reduction of the outstanding capital stock of Centra from 35,283,000 common shares to 15,143,716 common shares. An additional 1,000,000 shares of Centra Common Stock were set aside for the employee stock option plan and employee stock purchase plan. As a percentage, ownership of Centra Common Stock by the contributing stockholders remained the same. These transactions are not reflected in the financial statements of the Company other than being referenced in the notes thereto. See the Financial Statements.

         A promissory note to Ozarks LLC for $400,000 was paid in full in January 2002.

         As of September 30, 2002, we had lines of credit which provide for borrowings up to an aggregate of $850,000, under which approximately $610,000 was borrowed.

         Our long-term debt (less current maturities and not including capital lease obligations) as of September 30, 2002 was $3.3 million compared to $2.6 million as of December 31, 2001. In general, our long-term debt consists of notes due to banks and equipment financiers that are secured by equipment purchased with the proceeds of those notes. Of our total long-term debt as of September 30, 2002, $2.2 million matured in 2002, $1.2 million comes due in 2003, and $2.2 million comes due in 2004. In addition, we are obligated to pay $495,000 in capitalized lease obligations in 2002, to pay $241,000 of capitalized lease obligations in 2003 and to pay approximately $24,000 of capitalized lease obligations in

2004. Additionally, the real property owned by the Company at Two North College Avenue in Fayetteville, Arkansas is subject to a mortgage with the Bank of Fayetteville having an adjustable interest rate of 1% over prime. As of September 30, 2002, the balance on this mortgage was approximately $1.55 million. We believe that the market value of the property as of September 30, 2002 was approximately $2.4 million.

Seasonality
-----------

         Our operations have historically been slower in the first quarter of the year. During the last two years, we have generally experienced sequential increases in revenue following the first quarter of every year. This seasonality is primarily the result of client budgetary constraints and preferences and the effect of winter weather on external network activities. Some of our clients, particularly the incumbent local exchange carriers, tend to complete budgeted capital expenditures before the end of the year and defer additional expenditures until the following budget year.

Impact of Inflation
-------------------

         The primary inflationary factor affecting our operations are increased labor costs. We have not experienced significant increases in labor costs to date. Competition for qualified personnel could increase our labor costs.

Quantitative and Qualitative Disclosures About Market Risk
----------------------------------------------------------

         Market risk is the risk of loss resulting from adverse changes in market rates and prices. The principal market risk to which we are exposed is interest rate risk. Although most of our credit arrangements in place as of September 30, 2002 provide for fixed interest rates, in view of the capital intensive nature of our business, we expect to continue to enter into capital lease transactions and credit arrangements in the future at then prevailing interest rates. If interest rates increase significantly in the future, our exposure to interest rate market risk will also increase.

         We invest our excess cash in short-term, interest-bearing, investment grade instruments and in bank accounts located in the United States. These instruments have maturities of less than one year. Due to the short-term nature of these investments, we believe that there is no material exposure to interest rate risk arising from our investments.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 2001, the FASB issued SFAS No. 141, Business Combinations. SFAS No. 141 requires all business combinations be accounted for using the purchase method. This Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. The Company intends to apply this Statement to its acquisition of Smith & Co. and Razorback.

         In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. Intangible assets that do not have indefinite lives will continue to be amortized over their useful lives and reviewed for impairment. The Company will adopt the provisions of SFAS No. 142, in its accounting for the Smith & Co. and Razorback acquisitions.

                             DESCRIPTION OF BUSINESS

BUSINESS OF RAKO

General
-------

         RAKO Capital Corporation, a Nevada corporation and holding company, provides infrastructure design, construction, engineering and maintenance services to the telecommunications (cable and wireless), energy and municipal infrastructure industries, through three operating subsidiaries of Centra, our subsidiary. We believe that we are one of the best-equipped operators in our industry within the Arkansas-Oklahoma-North Texas region and that we are the best equipped operator of directional boring services in Arkansas.

         Centra was formed in July 2001 by the combination of its predecessor businesses, Midwest Cable Communications of Arkansas, Inc., Smithwell Directional Boring, Inc., B&B Directional Boring, Inc. and Trammell Directional Boring, Inc., each an Arkansas corporation, through a series of tax-free mergers, into Midwest Cable Communications of Arkansas, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of Centra. In 2002, Centra began to provide wireless infrastructure services through its wholly-owned subsidiary Centra Wireless Construction, Inc., a Delaware corporation, established in July 2001. Our holding company structure and range of service offerings allow us to offer a turnkey approach within the infrastructure industry, as well as individual specialized services through each of our operating subsidiaries.

         We are a national provider of specialized contracting services, operating from three locations in Arkansas and with the ability to operate in the contiguous 48 states. Centra's Centra Wireless subsidiary is based in Fayetteville, Arkansas and has an office in Wyoming. We currently anticipate expanding into Canada and Mexico and are exploring opportunities in South America and Asia. We offer a broad range of network infrastructure services to the telecommunications and cable television industry. By careful growth through acquisition, we intend to increase our customer base in our current markets and to broaden the markets in which we operate. We believe that there are many competent contractors serving the telecommunications and cable television industries whose businesses would gain from the synergy and cost efficiencies that consolidation can bring.

         Our primary focus is the installation, replacement and construction of underground cable for telecommunications and cable television companies. We employ a technology known as horizontal boring that enables us to achieve faster installation for its customers for less expense and with less destruction to ground and paved surfaces than conventional trenching and digging methods. On average in 2002, we installed approximately 36,000 feet of cable per week. With our existing equipment, we have the capacity to install 50,000 feet of cable per week. Our customers have experienced dramatic changes in their industries during recent years. The demand for Internet services and associated bandwidth, the nationwide build out of optical cables to replace coaxial technology, deregulation of the telecommunications industry and digital convergence all have led our customers to outsource a broad range of services. Fiber optic cable dominates our wire installation and maintenance business, although we also install and maintain a considerable amount of coaxial cable, as well as copper cable. We are also targeting municipalities and utilities nationwide (and in Canada and Mexico) to apply our technology and services to the installation of gas pipelines and water mains.

Midwest Cable Communications of Arkansas, Inc.
----------------------------------------------

         Midwest Cable, a Delaware corporation, specializes in the utilization of the latest horizontal boring techniques and aerial applications. Horizontal boring is a highly specialized field and requires crews that have specific skill sets. This allows for an environmentally friendly installation of pipelines, water and sewer lines, coax cable, fiber optics and electric lines. Operators are continually trained in the latest techniques. Midwest Cable has capacity to install 50,000 feet of cable per week.

         The aerial applications are primarily limited to coax cable, phone lines, fiber optics and switches. Installation requires numerous heavy duty "bucket" trucks, splicing trucks and a skilled labor force. Capacity is directly dependent upon topography and weather.

         Midwest Cable maintains a complete maintenance facility, including mechanics and welders. Mechanics are manufacturer certified and can perform warranty services to company owned machinery and trucks on site. We have the ability to provide complete support services to our crews anywhere in North America through the use of water and fuel trucks, maintenance teams and campers. The president of Midwest Cable is Larry Garriott, our Chairman.

Centra Wireless Construction, Inc.
----------------------------------

         In July 2001, Centra established Centra Wireless as a wholly-owned subsidiary operating in the wireless telecommunications infrastructure industry which began operations in 2002. Centra Wireless specializes in the acquisition, construction and management of prime and other antennae sites. It also performs comprehensive site audits and offers its clients an emergency response program designed to limit the liability of tower operators. The services of Centra Wireless include:

o   site layout and antenna orientation;

o   tower erection and mapping;

o   monopole erection;

o   antenna and line installation;

o   program management (including database tracking tools and database design);

o   sweep testing;

o   environmental engineering (NEPA, Phase 1, FCC, SHPO);

o   tower and foundation design and rehabilitation;

o   custom fabrication;

o   regulatory compliance with FAA, FCC and OSHA requirements; and

o   site security, lighting and repairs.

         Centra Wireless also provides site construction specialists for ground, fence, civil construction and construction management. It assures its clients that acquired sites meet the requirements of local zoning and construction codes. Its crews are specifically trained in co-locations. Centra Wireless is based in Fayetteville, Arkansas and has an office in Laramie, Wyoming. Centra Wireless offers its services throughout the 48 contiguous states.

         Initially, Centra Wireless intended to effect its entry into this business through the acquisition of the assets and business of Global Towers, Inc. ("Global Towers"), a corporation then solely owned by Edwin C. Ballou, who served as president of Centra Wireless from July 2001 through May 2002. Global Towers entered into an agreement pursuant to which it purported to sell certain assets and intellectual property, including licenses, contracts and trade name, to Centra in exchange for 250,000 shares of Centra Common Stock. In connection with the acquisition, Mr. Ballou was granted the right to receive additional shares of Centra Common Stock after the first and second anniversaries of the closing, based on future financial results of Centra Wireless pursuant to terms set forth in the asset purchase agreement. Mr. Ballou also entered into an employment agreement with Centra pursuant to which he was named President of Centra Wireless. In May 2002, Centra discovered that the assets and business purported to have been sold pursuant to the asset purchase agreement did not exist and, effective May 30, 2002, Mr. Ballou's employment was terminated for cause. Accordingly, no additional shares of Centra Common Stock were issued to Mr. Ballou under the asset purchase agreement, no severance was payable and no stock options had been granted. On July 24, 2002, Centra sent Mr. Ballou notice of its recission of the acquisition of the assets of Global Tower under Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as amended, and for misrepresentation, failure of consideration and breach of contract. Centra has demanded return of the 250,000 shares of Centra Common Stock issued to Mr. Ballou for cancellation, but he has not yet returned the shares.

         In January 2003, Centra Wireless entered into a license agreement with Aero Solutions LLC, pursuant to which Centra Wireless has licensed the right to sell and install a reinforcement product that utilizes patented technology for use in the reinforcement of existing telecommunications towers. Management believes there is a significant market for this new product that could result in a significant improvement in rebuild revenues in 2003.

         Centra Wireless utilizes sophisticated equipment for installation and testing of wireless components. The president of Centra Wireless is Larry Otterstein.

Smith & Co.
-----------

         On January 29, 2003, Centra acquired Smith & Co. Surveying Services, Inc., a California-based provider of engineering, surveying, and project management services to the telecommunications and energy sectors. Smith & Co. has established itself as a premier engineering service provider in the western United States. Smith & Co. utilizes the latest technology and techniques available to the industry. The President of Smith & Co. is Gregory J. Smith.

Razorback
---------

         On January 29, 2003, Centra acquired Razorback Acquisition Corp. d/b/a Razorback Construction Services Company and designated it a division of Midwest. Razorback is an aerial installer and maintainer of fiber optic, coaxial, copper and telephone lines. Razorback utilizes heavy duty bucket trucks, splicing vehicles and retains a sophisticated labor force. It principally conducts its operations in Arkansas. Until its acquisition by Centra, Razorback was independently owned.

TWS
---

         On February 7, 2003, Centra acquired certain assets and assumed certain liabilities of TWS International, Inc., a Georgia-based provider of engineering services focused on providing infrastructure services to the wireless industry. TWS provides professional and technical services required by wireless operators to design and construct their networks on a global basis. We intend to transfer the acquired assets into a newly formed subsidiary of Centra in the first or second quarter of 2003. Luis Delahoz will be the President of the newly formed subsidiary to be based in Atlanta, Georgia.

STRATEGY
--------

         Our aim is to become a pre-eminent provider of specialized infrastructure services serving the telecommunications, cable television, energy industries and municipalities on a national basis. We can presently provide complete underground, aerial, wireless and engineering services to the telecommunication, municipal, and energy infrastructure communities through our various subsidiaries. We have built a reputation for reliability in our service offerings that has enabled us to win and keep significant master service contracts with some of the largest cable operators and telecommunications providers in the United States. As a result, we enjoy a very strong competitive position in the Arkansas-Oklahoma-North Texas region and have begun to successfully build a strong competitive presence in other regions as well. We believe that the experience of our management, our accumulated know-how in field operations, our fully-trained work crews and reliable subcontractors, the array of equipment we own and operate and our range of service offerings provide us with a competitive edge in meeting the specialized infrastructure needs of our clients. We view acquisitions as a means to enhance each of these strengths. Integration of acquired companies is a high priority and we believe that our centralized support through our holding company structure will result in lower cost of sales and improved margins, allowing us to be more competitive when bidding on projects.

INDUSTRY BACKGROUND

         We operate in an industry principally comprised of cabling contractors, known also as installation contractors, network designers, systems integrators and engineering firms. The contractors are diverse in their experience in the industry, and may specialize in commercial, residential, governmental, educational or industrial markets. Contractors may also specialize in audio and video, security, automation, electrical and mechanical cabling. The industry's activity level is determined by the service needs of its customers. During the recent past, the industry has witnessed consolidation among its participants, with the result that certain participants have greater resources and greater access to workforce than others.

         Within this industry, our principal business is horizontal directional boring, or, the installation of telecommunications cabling underground with specialized equipment that minimizes excavation of, or other disruption to, the surface. According to an industry source, the annual volume of business of the directional boring industry is between $7 billion and $10 billion dollars and is growing at 30% annually.

         The trend within the telecommunications and energy industries appears to be continued consolidation. We expect additional driving forces in 2003 and beyond to be the consumer market and regulatory/environmental requirements. At the same time, some of our existing clients have obligations either through prior merger agreements or regulatory requirements to continue build out, rebuild, and continue the development of new delivery systems.

         As consumer demand for and the manufacture of better communication devices (e.g. wireless Internet services), competition among service providers to this market remains intense and we expect capital expenditures for network infrastructure to remain robust.

         Additionally, Congress and environmental groups continue to push legislation to impose higher standards for the delivery of water, gas and oil to the end user. Municipalities across the country are confronting the need to upgrade or replace older sewer and water systems that are either leaking or inadequate. Energy companies, in turn, are under constant scrutiny and pressure to minimize the possibility of a mishap that could have a negative environmental impact. We expect upgrades to existing systems to continue for the foreseeable future. The energy and telecommunication sectors have experienced a significant amount of consolidation (through mergers and acquisitions) during the past several years. In connection with many of these consolidation transaction, local, state and federal regulators and agencies have required that services be enhanced for the consumer.

         We believe we have developed and implemented a strategic plan that allows us to capitalize on all the sectors that utilize our services. We believe additional opportunities exist within South America and emerging countries in Asia and Africa. Our sales force has begun to make progress toward attaining business in these regions as a turnkey solution provider.

SERVICES

         We are one of the largest construction companies servicing the telecommunications industry in the State of Arkansas and we believe that we are the best-equipped operators for telecommunications infrastructure services in that state. Our principal service offerings are the installation and replacement of underground cable for telecommunications and cable television companies, and the erection and maintenance of towers for cellular, digital, PCS(R), microwave and other wireless communications business. We are the prime contractor for Cox Communications, Inc. in its 550 mile build-out of the Fayetteville-Fort Smith, Arkansas area. The cable we install and maintain is fiber optic, coaxial and copper and transmits video, data and voice. In 2002, we began engineering and installing antennae, towers and other systems through our Centra Wireless subsidiary.

         In addition, our services include not only the horizontal directional boring for which we are well known in the industry, but also trenching and plowing applications; rock saw, rock wheel and rock trench services; vacuum excavation services; splicing and testing of networks; and cable locating. The services of our tower group include not only the erection of wireless communications towers, but also the construction of related structures and the installation of associated equipment.

         The combination of services offered by each of our subsidiaries addresses the need for a turnkey approach within the infrastructure construction community by which we can provide the planning, design, engineering, construction and maintenance services required in connection with an infrastructure project. We believe the turnkey approach, if utilized by a client, will result in less need for dedicated support or project managers within the contracting party's organization which could result in significant savings to that party out of their capital expenditure budget. We believe that there are only a few companies that can provide the overall client required services to effectively compete with us. We believe that many companies are reluctant to contract a turnkey service due to a fear of "loss of control" and entrusting an entire project to a third party service provider such as us. However, in light of heightened pressures to minimize and increased scrutiny of capital expenditures in the context of infrastructure projects, we believe our key approach will become increasingly attractive to project managers and that we will be uniquely positioned to take advantage of increased demand due to its service offerings and reputation in the industry.

TECHNOLOGY

         We do not have any proprietary technology. We are able to provide the horizontal directional boring service, for which we are well known, through the use or our machinery.

CUSTOMERS AND MARKETS

         As of the date of this Registration Statement, we have over 100 customers, including:

         Arklahoma Pipeline
         AT&T Broadband
         Cox Communications Inc.
         Level 3
         Lucent Technologies, Inc.
         Michels Pipeline
         Southwestern Bell
         State of Arkansas

         In 2001, Cox Communications Inc. accounted for more than 90% of our revenues and for the nine months ended September 30, 2002, it accounted for approximately 79% of Centra's revenues. While we do not expect Cox Communications Inc. to account for as high a percentage of its revenues in the future as a result of expected increases in contracts with third parties, we do expect Cox Communications Inc. to remain a significant customer of the Company. See "Risk Factors - Risks Related to our Business - Loss of Major Customer Could Materially Adversely Affect our Business".

SALES AND MARKETING

         We maintain a sales and marketing team of four people who market each of our subsidiaries individually, as well as a turnkey approach throughout North America offering our full range of services across operating subsidiaries. Our marketing plan is based on our long-standing relationships with our customers and on our reputation for reliability and efficiency. Using our relationships and our reputation, we seek to gain additional contracts from our existing customers as well as new work from new customers. Both corporate management and the managers of our service lines carry out our marketing efforts, based on their extensive industry experience and relationships. Through their efforts we receive invitations to submit proposals for master service agreements and individual projects. We maintain a separate sales department with four personnel who market our services nationally. To date, we have believed that advertising would not be cost effective and have devoted our primary marketing efforts to direct marketing to select customers by our sales force.

SUPPLIERS

         Our clients supply the majority of the raw materials and supplies necessary to carry out our contracted work, although it is increasingly supplying raw materials and supplies on turnkey projects. We obtain materials and supplies for our own account from independent third-party providers and do not manufacture any significant amount of materials or supplies. We are not dependent on any one supplier for any materials or supplies that we obtain for our own account. We have not experienced any significant difficulty in obtaining an adequate supply of materials and supplies.

         Our major suppliers include:

         Vermeer Boring
         JI Case
         Ford Motor Company
         International
         Caterpillar

         We believe that the equipment we require is generally available from a number of sources.

         We also use independent contractors to perform portions of our services and to manage work flow. In 2002, these independent contractors provided approximately 30% of the services we provided to our customers. These independent contractors typically are sole proprietorships or small business entities. Independent contractors typically provide their own employees, vehicles, tools and insurance coverage. We are not dependent on any single independent contractor.

COMPETITION

         There is no dominant provider in the telecommunications and cable television infrastructure services industry. The industry is highly fragmented. We compete with other companies in most of the markets in which we operate, ranging from small independent firms servicing local markets to larger firms servicing regional markets, as well as large national and international engineering firms and equipment vendors on turnkey projects who subcontract work to companies other than us. Despite the current trend toward outsourcing, we also face competition from existing or prospective clients who employ in-house personnel to perform some of the same types of services we provide. Historically, there have been relatively few significant barriers to entry into the markets in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. Nevertheless, we believe that our strong market position in Arkansas and the surrounding region presents a significant barrier to be overcome by any new entrant in that geographic area. We believe our clients consider a number of factors in choosing a service provider, including technical expertise and experience, financial and operational resources, access to specialized equipment and the know-how to operate it, industry reputation and reliability. Because of the highly competitive bidding environment for infrastructure services, price historically has often been the principal factor in determining whether the services provider is awarded the work on smaller, less complex projects. Smaller competitors are sometimes able to win bids for these projects based on price alone due to their lower overhead costs. We believe our size, strong presence in Arkansas, access to specialized construction equipment and the know-how to operate it and reputation provide a competitive advantage in obtaining larger, more complex infrastructure projects and gaining market share in the fragmented infrastructure services industry.

GOVERNMENTAL REGULATION

         Our operations are subject to various federal, state and local laws, including contractor licensing requirements, building and electrical codes, permitting and inspection requirements, and regulations related to labor relations, worker safety and environmental protection. We hold general contractor licenses in the States of Arkansas and Florida, and is in the process of filing applications in several other states, including California, Tennessee, Alabama and Nevada, where licenses are required. We believe we can obtain any other licenses and permits required to conduct our operations. We also believe that we are in substantial compliance with all applicable regulatory requirements.

EMPLOYEES

         As of December 31, 2002, we had 255 full-time employees and 5 part-time employees, none of whom were represented by unions. We have not experienced any labor problems resulting in a work stoppage and we believe that we have good relations with our employees.

EQUIPMENT

         We own 27 Vermeer directional drilling machines, as well as two American auger machines used for drilling. We also own backhoes, bulldozers, assorted trucks and other equipment necessary to install and replace cable.

         To maintain and repair our equipment, we also operate our own garage. Our mechanics are certified by various equipment manufacturers to work on equipment that is owned by us, as well as subcontractors. One of our mechanics is certified as a mechanic for Vermeer products and is qualified to service these machines under warranty.

       DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, SIGNIFICANT EMPLOYEES AND
                                 CONTROL PERSONS

DIRECTORS, OFFICERS AND SIGNIFICANT EMPLOYEES

         The names and ages of the our directors, executive officers and significant employees are set forth below.

           NAME                       AGE                         POSITION
           ----                       ---                           ----
Larry C. Garriott                      52       Chairman of the Board and Director
Gary M. Fuchs                          42       Vice Chairman, Chief Executive Officer and Director
Lisa A. Trammell                       42       Vice  President, Chief Operating Officer, Secretary and Director
Randall Carney                         41       Chief Financial Officer

Each director is elected to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Each officer serves at the discretion of our Board of Directors subject to any applicable employment agreements.

---------------------------

LARRY C. GARRIOTT, Chairman of the Board and Director. Mr. Garriott has been the Chairman of our Board since December 16, 2002, a Director since January 3, 2003 and Chairman of the Board and Director of Centra since its inception in 2001. From March 1996 to July 2001, Mr. Garriott served as President of Midwest Cable, a telecom, energy and municipal infrastructure company primarily engaged in the construction of utility infrastructure. Midwest Cable was formed by Mr. Garriott and his mother, Bonnie Capwell Brooks, in 1992.

GARY M. FUCHS, Vice Chairman, Chief Executive Officer and Director. Mr. Fuchs has been our Chief Executive Officer since December 16, 2002, a Director since January 3, 2003 and Vice Chairman, Chief Executive Officer and Director of Centra since January 2002, although Mr. Fuchs worked with Centra on a consulting basis from May 1, 2001 through January 2003. Since January 2000, Mr. Fuchs has served as president of WGS Ventures I and II, a management consulting firm. Since January 1998, Mr. Fuchs served as a principal of Tyrad, Inc., the parent company of Chadbourn Securities, Inc., a boutique investment banking firm. From January 1997 to June 1997 Mr. Fuchs served as president of FNK Capital Management, Inc. From January 1995 to January 1997, Mr. Fuchs served as senior vice president of Hobbs Melville Securities, Inc. From March 1992 to June 1997, Mr. Fuchs served as president of GMF Enterprises, Inc. Mr. Fuchs has extensive international and domestic banking experience and has worked in the finance field for over 20 years.

LISA A. TRAMMELL, Chief Operating Officer, Vice President, Secretary and Director. Ms. Trammell has been our Chief Operating Officer, Senior Vice President and Secretary since December 16, 2002, a Director since January 3, 2003, Chief Operating Officer of Centra since July 2001 and a Senior Vice President, and a Director of Centra since its inception in 2001. Ms. Trammell also serves as Secretary to the Board of Directors of Centra. Ms. Trammell formed Trammell Directional Boring Inc. in September 1999. From September 1999 to July 2001, Ms. Trammell owned and operated Trammell Directional Boring, Inc. From 1998 to July 2001, Ms. Trammell worked at MidWest Cable. From 1991 to 1998 Ms. Trammell was employed by Wal-Mart, Inc. She last served as an International Buyer's Assistant and has extensive training in accounting, customer service techniques and operational workflows. Ms. Trammell is the sister of Larry Garriott and Lee Capwell and the daughter of Bonnie Capwell Brooks.

RANDALL CARNEY, Chief Financial Officer. Mr. Carney has been our Chief Financial Officer since December 16, 2002 and of Centra since September 30, 2002. From January 2001 to September 2002, Mr. Carney served as vice president of business development for National Finance Resource Group, Inc., a company providing discount banking services to large companies nationwide. From December 1997 to December 2000, Mr. Carney was the manager of financial accounting for Trans Montaigne, Inc., a publicly traded oil services company. Mr. Carney's background also includes auditing with a nationally recognized accounting firm.

STOCK OPTION / BONUS PLANS

-------------------------------------------------------------------------------------------------------------------
                                                EQUITY COMPENSATION PLAN
-------------------------------------------------------------------------------------------------------------------
Plan Category                   Number of securities to       Weighted average exercise     Number of securities
                                be issued upon exercise       price of outstanding          remaining available for
                                of outstanding options,       options, warrants and         future issuance
                                warrants and rights           rights
-------------------------------------------------------------------------------------------------------------------
Equity compensation plans
approved by security holders:
    2002 Stock Option Plan                -                            -                         500,000
    2002 Employee Stock
    Purchase Plan                         -                            -                         500,000
    Incentive Bonus Plan                  -                            -                         500,000(1)
Equity compensation plans not
approved by security holders              -                            -                            -
-------------------------------------------------------------------------------------------------------------------
Total:                                    -                            -                       1,500,000(1)

--------------------
(1) The Incentive Bonus Plan provides that 500,000 shares of Common Stock may be issued pursuant to this plan. However the Board of Directors has not yet reserved the 500,000 shares of Common Stock for issuance under this plan.

2002 STOCK OPTION PLAN

         In connection with the RAKO/Centra Exchange, we assumed Centra's 2002 Stock Option Plan (the "2002 Option Plan") pursuant to which we may grant to eligible employees, directors and independent contractors of us and our subsidiaries qualified and non-qualified stock options. We have reserved 500,000 shares of common stock for issuance upon exercise of the options which may be granted under the 2002 Option Plan. As of December 31, 2002, no options had been granted under the 2002 Option Plan.

         The 2002 Option Plan is administered by a committee to be comprised of at least two members of the Board. Mr. Gary M. Fuchs and Ms. Lisa Trammell are the members of such committee.

2002 EMPLOYEE STOCK PURCHASE PLAN

         In connection with the RAKO/Centra Exchange, we assumed Centra's 2002 Employee Stock Purchase Plan (the "2002 Purchase Plan"), pursuant to which we may grant purchase rights to acquire up to 500,000 shares of common stock. We have reserved 500,000 shares of common stock for issuance under the 2002 Purchase Plan to eligible employees, directors and independent contractors of us and our subsidiaries. As of December 31, 2002, no purchase rights had been granted under the 2002 Purchase Plan.

         The 2002 Purchase Plan is administered by a committee to be comprised of at least two members of the Board. Mr. Gary M. Fuchs and Ms. Lisa Trammell are the members of such committee.

INCENTIVE BONUS PLAN

         In connection with the RAKO/Centra Exchange, we assumed Centra's Incentive Bonus Plan (the "Incentive Bonus Plan") with a stated purpose to provide incentive and reward to employees who contribute to the success of Centra. Under the Incentive Bonus Plan we maintain a bonus reserve to which shall be credited for each year 10% of our net earnings, after certain deductions, and subject to adjustment by the plan's administration committee. The Incentive Bonus Plan is administered by a Bonuses and Salary Committee currently comprised of Gary M. Fuchs, Larry Garriott and Lisa Trammell. Awards may be granted in cash, common stock or a combination thereof. Payments of awards in excess of $10,000 may be deferred and paid in installments over a period of up to four years. As of December 31, 2002, no shares of common stock had been reserved for issuance under the Incentive Bonus Plan.

                             EXECUTIVE COMPENSATION

         The following table sets forth the annual and long-term compensation for services in all capacities for the years ended December 31, 2001 and 2002 of the Chief Executive Officer and of each executive officer whose annual compensation in 2002 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE
                               ANNUAL COMPENSATION

                                    ANNUAL COMPENSATION                          LONG TERM COMPENSATION INCENTIVE
                        -------------------------------------------  --------------------------------------------------------
     NAME AND                                            OTHER        LONG TERM
     PRINCIPAL                                           ANNUAL         STOCK       OPTIONS       PLAN            OTHER
     POSITION       YEAR     SALARY        BONUS      COMPENSATION      AWARD(S)      SARS       PAYOUTS       COMPENSATION
---------------------------------------- ----------  --------------  ------------  ----------   ---------    ----------------
Larry C. Garriott,  2002  $245,192.60(1)   $227,000         -              -           -            -               -
Chairman of the     2001  $112.345.09(1)    $5,000
Board

Gary M. Fuchs,      2002    $261,000(2)     $50,000         -              -           -            -               -
Vice Chairman and   2001    $261,000(2)       n/a
Chief Executive
Officer

Lisa A. Trammell,   2002  $143,074.90(3)    $25,000         -              -           -            -               -
Vice President,     2001   $50,521.83(3)    $5,000
COO and Secretary

Randall Carney      2002   $13,750.00(4)    $1,500          -              -           -            -               -
Chief Financial     2001       n/a            n/a
Officer

Larry Otterstein    2002   $65,991.00(5)       *            -              -           -            -               -
President,          2001       n/a            n/a
Centra Wireless

Edwin C. Ballou,    2002   $50,480.85(6)                    -              -           -            -               -
Former President,   2001   $39,544.00(6)
Centra Wireless

Tom Newsom          2002   $57,116.38(7)                    -              -           -            -               -
Former Chief        2001     n/a
Financial Officer

O. Lee Capwell,     2002  $112,615.38(8)    $7,000          -              -           -            -               -
Former Chief        2001   $51,629.55(8)    $5,000
Administration
Officer3
-----------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

1   Mr. Garriott is entitled to receive a base salary of $250,000 per annum.

2 Prior to January 2003, Mr. Fuchs received his annual compensation pursuant to both an employment agreement and a consulting agreement. In January 2003, his consulting agreement with Centra was terminated and his employment agreement was amended to increase his salary to reflect the consolidation of the compensation payable under the two agreements into his employment agreement. Mr. Fuchs is also entitled to receive $7,500 per month for living expenses during the term of his employment agreement, which amounts are not reflected in the above table.

3   Ms. Trammell is entitled to receive a base salary of $150,000 per annum.

4   Mr. Carney is entitled to receive a base salary of $65,000 per annum.

5 Mr. Otterstein is entitled to a base salary of $85,000 per annum. Mr. Otterstein is also entitled to an automobile allowance of $650 per month during the term of his employment agreement, which amounts are not reflected in the above table

6 Mr. Ballou's employment agreement was terminated for cause effective May 30, 2002, at which time all further obligations of Centra under his employment agreement and the asset purchase agreement (pursuant to which the assets of Centra Wireless were purchased) terminated and the asset purchase agreement was rescinded. Mr. Ballou was entitled to receive a base salary of $125,000 per annum.

7 Mr. Newsom's employment agreement was terminated effective September 9, 2002, at which time all further obligations of Centra under his employment agreement terminated. Mr. Newsom was not employed by Centra during the year ended December 31, 2001.

8   Mr. Capwell was entitled to receive a base salary of $117,000 per annum.

* Bonus Compensation/Stock Options to be awarded in the discretion of the Board.

** Each of the Named Executive Officers participates in Centra's employee benefit plans.

EMPLOYMENT AGREEMENTS

         In January 2002, Larry C. Garriott entered into a three-year employment agreement with Centra as its President (later changed to Chairman of the Board by appointment to that office by the Board of Directors). Mr. Garriott's annual compensation under his employment agreement is $250,000 each year, and he is eligible to receive annual bonuses and stock options which may be granted in the discretion of the Board of Directors. The agreement renews automatically, on a year to year basis, at the end of the three-year term unless notice of termination is given at least 90 days beforehand.

         In May 2001, Mr. Fuchs and Centra entered into a consulting agreement, under which Gary Fuchs received compensation of approximately $10,500 per month. In January 2002, Mr. Fuchs entered into a three-year employment agreement with Centra as its Vice Chairman and Chief Executive Officer pursuant to which Mr. Fuchs was entitled to receive compensation of $135,000 for each year, and is eligible to receive annual bonuses and stock options which may be granted in the discretion of the Board of Directors. The agreement renews automatically, on a year to year basis, at the end of the three-year term unless notice of termination is given at least 90 days beforehand. In January 2003, Mr. Fuchs's consulting agreement with Centra was terminated and his employment agreement was amended to increase his annual salary to $261,000 to reflect the amounts otherwise receivable under the terminated consulting agreement.

         In August 2002, Larry Otterstein entered into a three-year employment agreement with Centra as President of Centra Wireless. Mr. Otterstein's compensation under the employment agreement is $85,000 for each year, and he is eligible to receive annual bonuses and stock options which may be granted in the discretion of the Board of Directors. The agreement renews automatically, on a year to year basis, at the end of the three-year term unless notice of termination is given at least 90 days beforehand.

         In January 2002, Lisa A. Trammell entered into a three-year employment agreement with Centra as its Vice President, Chief Operating Officer and Secretary. Ms. Trammell's compensation under the employment agreement is $150,000 for each year, and she is eligible to receive annual bonuses and stock options which may be granted in the discretion of the Board of Directors. The agreement renews automatically, on a year to year basis, at the end of the three-year term unless notice of termination is given at least 90 days beforehand.

         In September 2002, Randall Carney entered into a three-year employment agreement with Centra as its Chief Financial Officer. Mr. Carney's compensation under the employment agreement is $65,000 for each year, and he is eligible to receive annual bonuses and stock options which may be granted in the discretion of the Board of Directors. The agreement renews automatically, on a year to year basis, at the end of the three-year term unless notice of termination is given by Centra at least 90 days prior to the end of the then applicable term.

         In April 2002, O. Lee Capwell entered into a three-year employment agreement with Centra as Chief Administration Officer. Mr. Capwell's compensation under the employment agreement was to have been $117,000 for each year, with annual bonuses and stock options granted in the discretion of the Board of Directors. Mr. Capwell died in January 2003. Accordingly, the employment agreement expired and Centra has no further obligations thereunder.

         In August 2001, Edwin C. Ballou entered into a five-year employment agreement with Centra as President of Centra Wireless. Mr. Ballou's compensation under the employment agreement was $125,000 for each year, and he was eligible to receive annual bonuses in the discretion of the Board of Directors and cash performance bonuses contingent on meeting certain criteria. Pursuant to this agreement, Centra agreed to grant to Mr. Ballou 100,000 options under Centra's 2002 Stock Option Plan. Effective May 30, 2002, Mr. Ballou's employment was terminated for cause under the terms of his employment agreement. Accordingly, no severance is payable and no stock options are outstanding in favor of, exercisable by or issuable to Mr. Ballou.

RAKO has not issued any stock options or stock appreciation rights to any Named Executive Officers (or any other persons). However, RAKO may grant stock options or stock appreciation rights to these or other Named Executive Officers or (other persons) in the discretion of RAKO's Board of Directors.

DIRECTOR COMPENSATION

         During the year ended December 31, 2002 and as of the date of this report, no directors have received compensation for their services. Pursuant to
Article III, Section 11 of our Bylaws, directors may receive expenses for attending meetings or fixed compensation.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         Our policy is to enter into transactions with related parties on terms that, on the whole, are more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred.

Family Relationships
--------------------

         Five of our stockholders, including Larry C. Garriott, are members of Larry C. Garriott's family or is a related family member's trust. Bonnie Capwell Brooks is Mr. Garriott's mother. Lisa Trammell is Mr. Garriott's sister. Betty Jo Tyler is Mr. Garriott's aunt. The Lee and Mary Capwell Family Trust is for the benefit of Mr. Garriott's brother's family. Mr. Garriott is Centra's Chairman of the Board and a significant stockholder.

Issuances of Securities to Current Stockholders
-----------------------------------------------

Set forth below is a summary of certain transactions involving the Company and our stockholders (formerly Centra stockholders) that, except for the acquisitions by Centra of each of B&B Directional Boring Inc., Smithwell Directional Boring Inc. and Trammell Directional Boring Inc. which were consummated and not rescinded, were entered into under a mutual mistake of fact among the parties resulting in their being canceled or rescinded by the parties and treated as if they had not occurred.

         In July 2001, Centra entered into the following transactions with its stockholders:

o        Centra issued 28,100,000 shares of its Common Stock to LAGO LLC. Mr.
         Garriott is the managing member of LAGO LLC and can determine how LAGO LLC votes its shares of Centra. Mr. Garriott and his mother, Bonnie Capwell Brooks, own LAGO LLC; and

o Centra accepted LAGO LLC's commitment that LAGO LLC would vote to approve any sale of Centra that Centra's Board of Directors approved. Centra issued an unsecured promissory note in the principal amount of $2,000,000 in favor of LAGO (the "LAGO Promissory Note") in exchange for LAGO LLC's commitment.

         Immediately prior to their acquisition by Centra on July 27, 2001, promissory notes totaling $534,000 were issued by three Arkansas corporations to their stockholders; these notes were subsequently canceled. On July 27, 2001, Centra acquired these companies on the following terms:

o 1,155,880 shares of Centra Common Stock were issued to Bonnie Capwell Brooks and her sister, Betty Jo Tyler, in exchange for their stock interests in B&B Directional Boring Inc;

o 3,123,000 shares of Centra Common Stock were issued to O. Lee Capwell, who is Mr. Garriott's brother, and Mike Smith in exchange for their stock interests in Smithwell Directional Boring, Inc.; and

o        1,133,120 shares of Centra Common Stock were issued to Lisa A.
         Trammell, Mr. Garriott's sister, in exchange for her stock interest in Trammell Directional Boring Inc.

         The LAGO Promissory Note, and each of the notes issued on July 27, 2001 to the stockholders of B&B Directional Boring Inc., Smithwell Directional Boring Inc. and Trammell Directional Boring Inc.

were demand notes which bore interest at an annual rate of 8%, compounded annually. On February 20, 2002, the Company and LAGO LLC entered into an agreement to exchange the LAGO Promissory Note for 1,000,000 shares of Centra's Common Stock and Centra agreed, at LAGO LLC's option, to repurchase up to 1,000,000 shares of Centra Common Stock for an aggregate price of $2,700,000 on July 30, 2002. In March 2002, the other noteholders entered into an agreement for the exchange of their notes for shares of Centra's Common Stock.

         On April 11, 2002, eight of Centra's stockholders entered into a Contribution Agreement with Centra pursuant to which such stockholders contributed an aggregate of 20,139,284 shares of Centra Common Stock, which shares have been canceled. As a result of this contribution, the total number of outstanding shares of Centra Common Stock was reduced to 15,143,716 shares.

         In September 2002, Centra entered into agreements with each of LAGO LLC, the other noteholders, pursuant to which the LAGO Promissory Note and each of the other promissory notes were surrendered to Centra for cancellation on the grounds they had been issued under a mutual mistake of fact; and the agreements to exchange the LAGO Promissory Note and the other promissory notes for shares of the Centra Common Stock were also canceled. By virtue of the recission of the promissory notes and related exchange agreements, Centra's financial statements do not reflect any of the foregoing other than in the notes thereto.

Consulting Agreement
--------------------

         In May 2002, Centra entered into a Consulting Agreement with DCD Consulting LLC ("DCD Consulting") pursuant to which DCD Consulting has agreed to assist Centra with advancing its business objectives by, among other things, identifying potential management, board or advisory candidates, seeking sources of business and potential acquisition or partnership targets, and analyzing and adjusting Centra's business and revenue models. In consideration for its agreement to render such services, Centra agreed to pay DCD Consulting $550,000 over the course of the 22 months commencing May 2002. The principals of DCD Consulting are all stockholders of the Company: Bonnie Brooks, Lisa Trammell, Lee and Mary Capwell Family Trust, Mike Smith and Betty Tyler. Ms. Trammell is also the Vice President, Chief Operating Officer, Secretary, and Director of Centra and our Chief Operating Officer and a Director.

Building Lease
--------------

         We occupy a building at 7125 McGuire Road, Fayetteville, Arkansas that L&B Investments LLC leased to Midwest Cable in April 2001 for use as its shop building for equipment, tools, repairs and storage. Midwest Cable is a subsidiary of Centra, which is a subsidiary of the Company. Larry C. Garriott and Bonnie Capwell Brooks own L&B Investments LLC. The lease expires in April 2006 and provides for monthly lease payments of $3,500. We believe that the lease payment obligations are at or below current market rates for a structure of its type in Fayetteville, Arkansas.

Stockholder Agreements
----------------------

         One of our current stockholders, TWS International, Inc. ("TWS"), is a party to a stockholders' agreement which includes certain transfer restrictions. These stockholders are also subject to restrictions on resale after the expiration of resale limitations which apply to the current Centra stockholders pursuant to Rule 144 under the Securities Act. The following describes these provisions.

         Right of First Offer

         If TWS or certain transferees of TWS desire to dispose of any shares of common stock, then such stockholder shall deliver notice to the Company and the other stockholders of common stock of such intention to dispose of such shares and the proposed terms and conditions thereof. The Company, in the first instance, and the other common stockholders party to the agreement, if any, in the second instance, shall have up to 30 days from the date of such notice to collectively purchase all, but not less than all, of the shares proposed to be disposed of, on the terms set forth in the notice. If the Company and/or such other stockholders do not exercise their rights to purchase all of the subject shares, the selling stockholder shall have the right to sell such shares during the 90-day period following expiration of the aforementioned notice period.

         "Co-Sale" Rights

         If TWS or certain transferees of TWS wish to dispose of shares of common stock having a sales price of $500,000 or more such stockholder(s) must first notify the Company and any other common stockholders of the Company that may become a party to the stockholders' agreement, and the other common stockholders will have the right to sell a proportionate number of their shares in the proposed transaction.

         "Drag-Along" Rights

         If one or more of the common stockholders holding shares representing at least 50.1% of the then-outstanding shares of common stock, shall approve a proposal for (i) the sale of capital stock of the Company, (ii) the merger or consolidation of the Company, or (iii) the sale by the Company of all or substantially all of its assets, then TWS and any other stockholder party to the stockholders' agreement, upon receipt of notice of any of the foregoing, shall be obligated to (i) sell their shares of common stock (ii) consent to, vote for and raise no objections against such sale, (iii) waive any dissenters' or appraisal or similar rights with respect thereto and (iv) take all necessary action to effect the approved transaction.

         Standstill

         TWS and every other stockholder party to the stockholders' agreement agree not to tender, vote or transfer their shares of common stock in connection with any business combination, merger, acquisition, tender offer or other transaction intended to change control of the Company or acquire or transfer all or substantially all of the Company's assets or a material part thereof, unless approved by the Company's Board. In addition, each such stockholder shall covenant not to solicit, negotiate or encourage or provide any information in furtherance of, such a transaction

         Mandatory Offer to Sell

         The stockholders' agreement shall terminate upon the earlier to occur of (a) the closing of an underwritten public offering resulting in gross proceeds to the Company of at least $20,000,000 (b) the closing of the acquisition of the Company by a non-affiliated entity, or (c) January 1, 2008.

         Resales under Rule 144

         Rule 144 under the Securities Act imposes limitations on resales of unregistered securities, such as the common stock currently issued and outstanding. Under Rule 144, the stockholders party to the stockholders' agreement are to hold their securities for one year, after which they will be able to sell their shares in compliance with Rule 144. This restriction is in addition to the sale rights and obligations described above.

         The foregoing provisions will not preclude transfers of shares (i) in compliance with the sale rights and obligations described above, (ii) if the shares have become registered for sale under an effective registration statement, (iii) if the proposed transfer is to a member of the stockholder's immediate family or to an affiliate of the stockholder, provided that the family member or affiliate assume the obligations of the transferring stockholder under the stockholders' agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of February 27, 2003 with respect to the beneficial ownership of the outstanding shares of our common stock by (i) each person known by us to beneficially own five percent (5%) or more of the outstanding shares; (ii) our officers and directors; and (iii) our officers and directors as a group.

         As used in the table below, the term "beneficial ownership" means the sole or shared power to vote or direct the voting, or to dispose or direct the disposition, of any security. A person is deemed as of any date to have beneficial ownership of any security that such person has a right to acquire within 60 days after such date. Except as otherwise indicated, the stockholders listed below have sole voting and investment powers with respect to the shares indicated.

------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                    SHARES OF COMMON STOCK       PERCENTAGE OF CLASS
                                                        BENEFICIALLY OWNED OR        BENEFICIALLY OWNED (1)
                                                        TO BE OWNED
------------------------------------------------------------------------------------------------------------
Larry C. Garriott (2)(3)                                11,946,263 (4)               50.9%
  c/o RAKO Capital Corporation
  Two North College Avenue
  Fayetteville, AR  72701
Bonnie Capwell Brooks                                   12,276,141 (4)               52.3%
 c/o RAKO Capital Corporation
 Two North College Avenue
 Fayetteville, AR 72701
Gary M. Fuchs (2)(3)                                    435,762                      1.9%
  c/o RAKO Capital Corporation
  Two North College Avenue
  Fayetteville, AR  72701
Lisa A. Trammell (2)(3)                                 481,728                      2.1%
  c/o RAKO Capital Corporation
  Two North College Avenue
  Fayetteville, AR  72701
Randall Carney (2)                                      0                            0%
  c/o RAKO Capital Corporation
  Two North College Avenue
  Fayetteville, AR  72701
Larry Otterstein (2)                                    0                            0%
  c/o RAKO Capital Corporation
  Two North College Avenue
  Fayetteville, AR  72701
Osprey Investments II, Inc.                             2,000,000                    8.5%
  1050 Riverside Avenue
  Jacksonville, FL 32204
LAGO Limited Liability Company                          11,946,263                   50.9%
  Two North College Avenue
  Fayetteville, AR 72701
TWS International, Inc.                                 4,416,924                    18.8%
  6120 Windward Parkway
  Suite 200
  Atlanta, Georgia  30005
Stanford Venture Capital Holdings                       1,682,638 (5)                6.8%
  201 Biscayne Boulevard
  Suite 120
  Miami, FL 33131
------------------------------------------------------------------------------------------------------------
All Current Executive Officers and Directors            12,863,753                   54.8%
As a group (5 persons)

---------------------------

(1) Calculated based upon 23,465,137 shares of common stock outstanding as of February 28, 2003.

(2) Indicates a current Officer.

(3) Indicates a current Director.

(4) Includes 11,946,263 shares of common stock held by Lago Limited Liability Company, of which Larry Garriott and Bonnie Capwell Brooks are the controlling members.

(5) Includes (i) 420,660 shares issuable upon exercise of warrants held by Stanford Venture Capital Holdings, and (ii) an aggregate of 841,319 shares issuable upon exercise of additional warrants and additional shares to be issued to Stanford Venture Capital Holdings for an aggregate purchase price of $1,000,000 at a future closing.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         All directors, officers and beneficial owners of more than ten percent of the common stock have filed the applicable Form 3s and Form 4s required under Rule 16a-3(d) of the Exchange Act during the most recent fiscal year; provided, that Messrs. Fuchs, Garriot, Carney, Ms. Trammell, Osprey Investments II, Inc., LAGO LLC and Ms. Capwell Brooks did not timely file their Form 3s and Form 4s.

                            SELLING SECURITY HOLDERS

         The following table sets forth the number of shares that may be offered for sale from time to time by the selling stockholders. The shares offered for sale are currently issued and constitute all of the shares known to us to be beneficially owned by the respective selling stockholders. Except as indicated, none of the selling stockholders has held any position or office with us, nor are any of the selling stockholders associates or affiliates of any of our officers or directors, except as indicated.

------------------------------------------------------------------------------------------------------------------
SELLING STOCKHOLDER      NUMBER OF SHARES      NUMBER OF SHARES      NUMBER OF SHARES       % OF BENEFICIAL
                         HELD BEFORE THE       BEING OFFERED         HELD  AFTER THE        OWNERSHIP AFTER THE
                         OFFERING                                    OFFERING               OFFERING IS COMPLETE
------------------------------------------------------------------------------------------------------------------
Osprey Investments II,   2,000,000             2,000,000             0                      0%
Inc.

LAGO Limited Liability   11,946,263            1,194,626             10,751,640             45.8%
Company(1)

Gregory J. Smith         900,000               450,000               450,000                1.9%

Paul K. Chavez           300,000               150,000               150,000                0.6%

Lee and Mary Capwell     663,847               132,767               531,080                2.3%
Family Trust

Mike Smith               663,847               132,767               531,080                2.3%

Lisa Trammell            481,728               96,346                385,382                1.6%

Bonnie Capwell Brooks    12,276,141(2)         65,976                11,015,539(2)          46.9%

Betty Tyler              329,878               65,976                263,902                1.1%

------------------------------------------------------------------------------------------------------------------
Total:                                         4,288,458

(1) Larry Garriott, our chairman and Bonnie Capwell Brooks, a significant stockholder and Mr. Garriott's mother are the controlling members of LAGO Limited Liability Company.
(2) Includes 11,946,263 shares of common stock held by LAGO Limited Liability Company, of which Bonnie Capwell Brooks and Larry Garriott are the controlling members.

                              PLAN OF DISTRIBUTION

         We have filed the registration statement of which this prospectus forms a part with respect to the sale of the shares by the selling stockholders. There can be no assurance, however, that the selling stockholders will sell any or all of the offered shares.

         We will not use the services of underwriters or dealers in connection with the sale of the shares registered hereunder. We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all brokerage commission and other similar expenses incurred by them.

         In offering and selling the shares, the selling stockholders will act as principals for their own accounts and may sell the shares through public or private transactions, on or off established markets, at prevailing market prices or at privately negotiated prices. The selling stockholders will receive all of the net proceeds from the sale of the shares and will pay all commissions and underwriting discounts in connection with their sale.

         The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. In general, we expect that the selling stockholders will sell the shares through customary brokerage channels, in private sales, in transactions under Rule 144 under the Securities Act. The selling stockholders and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to those persons could be regarded as underwriters compensation.

         From time to time, the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our common shares, and will be able to sell and deliver the shares in connection with those transactions or in settlement of securities loans. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in those sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker dealer acts as agent for he purchaser of those shares, from the purchaser) in amounts to be negotiated (which are not expected to exceed those customary in the types of transactions involved). Brokers and dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share and, to the extent those brokers and dealers are unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker dealer commitment to a selling stockholder. Broker dealers who acquire shares as principals may thereafter resell those shares from time to time in transactions in the over-the-counter market or otherwise and at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or negotiated transactions and, in connection with those resells, may pay to or receive from the purchasers of those shares commissions as described above.

         At the time a particular offer of the shares is made, to the extent it is required, we will distribute a supplement to this prospectus that will identify and set forth the aggregate amount of shares being offered and the terms of the offering. A selling stockholder may sell shares at any price. Sales of the shares at less than market price may depress the market price of our common stock. Subject to applicable securities laws, the selling stockholders will generally not be restricted as to the number of shares that they may sell at any one time, and it is possible that a significant number of shares could be resold at the same time.

         The selling stockholders and any other person participating in the distribution of the shares will also be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated under it, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares by the selling stockholders and any other person. Furthermore, Regulation M of the Securities Exchange Act of 1934 may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to 5 business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

         To comply with certain states securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless a selling stockholder meets the applicable state notice and filing requirements.

                                LEGAL PROCEEDINGS

         From time to time the Company is a party to various litigation matters incidental to the conduct of our business. There is no past, pending or, to the knowledge of the Company, threatened litigation or administrative action (including litigation or action involving the Company's officers, directors or other key personnel) which in the opinion of the Company's Management has had or which the Company's Management expects to have a material adverse effect upon the Company's business, financial condition or operations.

         On January 28, 2003 Corenet Service, Inc. and Winn Caribe Communications, Inc. filed an action in the 98th Judicial District Court of Travis County, Texas against Centra Industries, Inc., Midwest Cable Communications of Arkansas, Inc., Centra Wireless Construction, Inc., Gary Fuchs, Larry Garriott and seven other individuals alleging breach of contract, conspiracy, tortious interference with business opportunities, misappropriation of confidential information, fraud and breach of fiduciary duty, and defamation and business disparagement, together with other claims relating to employment of former employees of Corenet and/or Winn Caribe and loss of contracts with Cox Communications. The plaintiffs seek $5.0 million in lost profits and exemplary damages. We believe the claims set forth in the complaint to be without merit and intend to vigorously defend against same.

         In January 2003, Centra, together with its subsidiary Midwest Cable and certain stockholders of Centra, filed a complaint in the United States District Court for the Southern District of New York against John Gioioso (a former consultant to Centra), William A. Newman and McGuireWoods LLP (formerly counsel to Centra), Philip Strassler, David Bukzin and Marcum & Kliegman (former accountants and tax advisors to Centra), and Edwin Ballou (a former employee of Global Towers, Inc., a subsidiary of Centra). The complaint alleges that Mr. Gioioso, assisted by the other defendants, defrauded Centra and its stockholders in the process of the formation of Centra. The complaint alleges that Mr. Gioioso attempted to obtain, indirectly, a substantial number of Centra shares for nominal consideration, and was unfairly and excessively compensated, given the nature of the fraud and the services he delivered. The complaint further alleges that, in structuring transactions at the direction of Mr. Gioioso, the attorney and accountant defendants committed malpractice, caused Centra to expend excessive fees, and caused Centra to engage in transactions that rendered no benefit to Centra, and subjected the stockholders to additional tax liability. The complaint further alleges that Mr. Ballou defrauded Centra by purportedly selling non-existent assets of a non-existent company (Global Towers, Inc.) to Centra in exchange for Centra shares, and was unfairly and excessively compensated, given the nature of the fraud and the services he delivered.

         In April 2002, Midwest Cable commenced a lawsuit in the U.S. District Court for the Southern District of Florida against Jet Construction, Inc. ("Jet"), REM Services, Inc. ("REM") and Sharewell LP ("Sharewell") to collect certain accounts totaling $371,295 due for work performed in the Miami, Florida area, and to resolve a disputed account owed by Midwest Cable to Sharewell. Sharewell was recently dismissed from the case on jurisdictional grounds. MidWest Cable offered a settlement to JET and REM. Under Florida law, if Midwest Cable obtains a judgment equal to 120% or more of the offered amount, JET and REM must reimburse all of Midwest Cable's legal fees and expenses incurred in such offer. The case is set for non-binding mediation in February 2003.

        In October 2002, Mr. Tom Newsom, the former Chief Financial Officer of Centra, filed a lawsuit against Centra for breach of his employment agreement. Mr. Newsom is seeking 27 months of salary totaling $168,750.00, 27 months of health insurance reimbursements totaling $12,739.41 and 100,000 shares of common stock of Centra. Centra believes that it had cause to fire Mr. Newsom pursuant to the employment agreement and that there will be no amount due Mr. Newsom.

         Midwest Cable is appealing an adverse judgment in trial court in Texas. One of Midwest Cable's subcontractors was sued by its subcontractor for failure to pay even though Midwest Cable had paid in full its subcontractor. Due to a statute under Texas law, the court found Midwest Cable responsible and handed down a verdict directing Midwest Cable to pay approximately $51,000.

         In October, 2000, Trenchless Services, Inc. ("TSI") and Midwest Cable entered into a contract for Midwest Cable to act as a sub-contractor for a project of TSI in Denver, Colorado. TSI failed to pay Midwest Cable invoices totaling $52,723. Previous counsel to Centra did not make any progress in the collection of the matter, so it is in the process of being reopened.

                                  LEGAL MATTERS

         Certain legal matters in connection with this offering will be passed upon for us by Reitler Brown LLC, New York, New York. Reitler Brown represents the Company in connection with matters other than this offering.

                                     EXPERTS

         The financial statements and schedules included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by VB & H Certified Public Accountants, LLC, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, we make reference to the registration statement. Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this act, file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy all or any portion of the aforementioned registration statement, as well as such periodic reports, proxy statements, or any other information at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission's Web site (http://www.sec.gov).

                            DESCRIPTION OF SECURITIES

         The Company has two classes of securities authorized, consisting of 50,000,000 shares, par value $0.001 per share of common stock and 20,000,000 shares, par value $0.001 per share of preferred stock. No shares of preferred stock are issued and outstanding. No shares of preferred stock have designated rights, preferences or privileges. The holders of the Company's common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders. The shares of common stock do not carry cumulative voting rights in the election of directors. Stockholders of the Company have no pre-emptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption rights and carries no subscription or conversion rights. All shares of the common stock now outstanding are fully paid and non-assessable.

         NO PROVISIONS LIMITING CHANGE OF CONTROL

         There is no provision in the Company's Articles of Incorporation or Bylaws that would delay, defer, or prevent a change in control of the Company.

         TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Interstate Transfer Corporation, 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117.

         OPTIONS, WARRANTS OR CALLS

         In February, 2003, the Company granted warrants to purchase up to 420,660 shares of common stock having an exercise price of $2.50 and an expiration date in February 2008 to Stanford Venture Capital Holdings, Inc., a Delaware corporation ("SVCH").

                     ORGANIZATION WITHIN THE LAST FIVE YEARS

         RAKO was incorporated in October 1968. Between November 1996 and January 29, 2003, the Company was considered a development stage "shell" corporation whose principal purpose was to locate and consummate a merger or acquisition with a private entity.

         Effective January 29, 2003, the Company entered into a share exchange agreement with Centra and certain stockholders of Centra pursuant to which the Company issued 14,893,716 shares of its common stock, representing approximately 86.1% of the Company's outstanding common stock immediately following such issuance, to the stockholders in exchange for 14,893,716 shares of the issued and outstanding common stock of Centra, representing approximately 98.3% of the then issued and outstanding shares of Centra common stock. As a result of the RAKO/Centra Exchange, Centra became the Company's subsidiary.

         Centra was formed in July 2001 by the combination of its predecessor businesses, Midwest Cable Communications of Arkansas, Inc., Smithwell Directional Boring, Inc., B&B Directional Boring, Inc. and Trammell Directional Boring, Inc., each an Arkansas corporation, through a series of tax-free mergers, into Midwest Cable Communications of Arkansas, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of Centra. In 2002, Centra began to provide wireless infrastructure services through its wholly-owned subsidiary Centra Wireless Construction, Inc., a Delaware corporation, established in July 2001.

                             DESCRIPTION OF PROPERTY

         Our principal office is located at Two North College Ave., Fayetteville, Arkansas 72701. We are a 100% owner of this property, which, as of September 30, 2002, was subject to a mortgage of approximately $1,550,000 and had an estimated fair market value of $2,400,000. We also lease a nearby facility located at 7125 McGuire Road, Fayetteville, Arkansas 72701. The lease of the facility is pursuant to a lease agreement, dated as of April 1, 2002 with L & B Investments LLC, a company owned by two of our principal stockholders, Larry C. Garriott and Bonnie Capwell, his mother. The lease is for a term of five years with a monthly rent of $3,500. This facility is a 5,000 square foot building. The site is 6.5 acres and also houses offices, a mechanic's garage, fabrication shop and storage facility for tools and equipment.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our shares are eligible for quotation on the OTC Bulletin Board, the symbol is RKOC. However, there has been no bid or ask quotations for our shares during the past two fiscal years or for the period from January 1, 2003 through the date hereof.

         We estimate that as of February 21, 2003, there were approximately 108 holders of record of the common stock.

            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                            SECURITIES ACT LIABILITY

         Section 78.7502 of the Nevada Revised Statutes authorizes a Nevada corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Section 78.7502 prohibits a Nevada corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation. Otherwise, Section 78.7502 allows indemnification for reasonable and actual expenses incurred in connection with a proceeding by or in the right of a corporation. Section 78.7502 extends this right to officers of a corporation as well.

         Unless limited by the Articles of Incorporation, Section 78.7502 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable and actual expenses incurred in connection therewith. Section
78.7502 extends this protection to officers of a corporation as well. Pursuant to Section 78.751, the corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking.

         Unless limited by the Articles of Incorporation, Section 78.751 extends this protection to officers, employees and agents of a corporation as well. Regardless of whether a director, officer, employee or agent has the right to indemnity under the Nevada Revised Statutes, Section 78.752 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         On January 29, 2003, as a result of the RAKO/Centra Exchange, the Board of Directors dismissed HJ & Associates, LLC, which served as our independent public accountants prior to the RAKO/Centra Exchange and engaged Centra's auditors VB & H Certified Public Accountants, LLC ("VB&H"). The decision to retain VB&H as our accountant was approved by the Board of Directors. During our two most recent fiscal years prior to the date of engagement, and the subsequent interim period prior to engaging this accountant, neither we (nor someone on our behalf) consulted VB&H regarding any matter.

         The reports issued by HJ & Associates, LLC on the financial statements for the past two fiscal years of the Company did not contain an adverse opinion nor a disclaimer of opinion, and were not qualified or modified as to audit scope or accounting principles

         In connection with our audit for the years ended December 30, 2001 and 2000, and during the subsequent interim period preceding the dismissal there were no disagreements with on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of HJ & Associates, LLC, would have caused HJ & Associates, LLC to make reference thereto in their report on the financial statements for such years or such interim periods.

         Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                          INDEX TO FINANCIAL STATEMENTS


                     CENTRA INDUSTRIES INC. AND SUBSIDIARIES


                                                                   PAGE NO.
                                                                   --------
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT                      F-2

         CONSOLIDATED FINANCIAL STATEMENTS

         Balance Sheets                                               F-3

         Statements of Operations                                     F-4

         Statements of Cash Flows                                 F-5 and F-6

         Statements of Changes in Shareholders' Equity                F-7

         Notes to Consolidated Financial Statements             F8 through F-19

Pro Forma and Historical Financial Statements of
RAKO Capital Corporation and Centra Industries Inc.
and Subsidiaries                                                 F-20 and F-21

Pro Forma and Historical Financial Statements of
RAKO Capital Corporation and Smith & Co.
Surveying Services Inc.                                        F-22 through F-25

        INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT



To the Board of Directors of
Centra Industries Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheets of Centra Industries Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with U. S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Centra Industries Inc. and Subsidiaries as of December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the years ended December 31, 2001 and 2000 in conformity with U. S. generally accepted accounting principles.








New York, NY
November 22, 2002

                     CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                      DECEMBER 31,          (UNAUDITED)
                                                               -------------------------   SEPTEMBER 30,
                                                                   2001         2000          2002
                                                               -----------   -----------   -----------
CURRENT ASSETS
     Cash and cash equivalents                                 $   518,251   $ 1,619,775   $    52,963
     Marketable securities, at fair value                            3,238       311,326         3,238
     Accounts receivable, less allowance for
        doubtful accounts of $428,117, $358,655 and
        $53,896 at September 30, 2002 and December 31,
        2001 and 2000, respectively                              1,791,368     1,300,233     1,780,979
     Due from shareholders                                          96,963       213,472       128,977
     Due from employees                                              8,774        56,210        20,335
     Advances to sub-contractors                                    12,379        71,830        35,569
     Prepaid expenses                                              214,753       116,859       343,605
     Income taxes receivable                                       333,239             -       333,671
                                                               -----------   -----------   -----------

     TOTAL CURRENT ASSETS                                        2,978,965     3,689,705     2,699,337
                                                               -----------   -----------   -----------

FIXED ASSETS, net of accumulated depreciation of $2,473,613,
     $1,686,599 and $908,110 at September 30, 2002 and
     December 31, 2001 and 2000, respectively                    9,703,473     6,697,750     9,336,947
                                                               -----------   -----------   -----------

TOTAL ASSETS                                                   $12,682,438   $10,387,455   $12,036,284
                                                               ===========   ===========   ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Bank overdraft                                            $         -   $         -   $   559,307
     Accounts payable                                            1,231,124       522,870     3,037,342
     Accrued liabilities                                         1,243,761       485,838     1,486,035
     Lines of credit                                               849,256       289,000       759,976
     Margin loan                                                         -       222,767             -
     Income taxes payable                                                -       527,144             -
     Current portion of long-term debt                           2,200,806     1,280,657     1,385,352
     Current portion of capital lease obligations                  442,552       350,578       224,760
     Deferred tax liability                                        123,452       254,879        40,702
                                                               -----------   -----------   -----------

     TOTAL CURRENT LIABILITIES                                   6,090,951     3,933,733     7,493,474
                                                               -----------   -----------   -----------

LONG-TERM LIABILITIES
     Long-term debt, net of current portion                      3,590,102     2,503,965     3,259,938
     Capital lease obligations, net of current portion             246,028       426,267       125,167
     Deferred tax liability                                        699,564       364,150       939,513
     Commitments and contingencies
                                                               -----------   -----------   -----------

     TOTAL LONG-TERM LIABILITIES                                 4,535,694     3,294,382     4,324,618
                                                               -----------   -----------   -----------

     TOTAL LIABILITIES                                          10,626,645     7,228,115    11,818,092
                                                               -----------   -----------   -----------

SHAREHOLDERS' EQUITY
     Common stock; $0.00001 par value; 50,000,000 shares
         authorized; 15,143,716 shares, 15,143,716 shares
         and 14,415,441 shares issued and outstanding at
         September 30, 2002, and December 31, 2001 and
         2000, respectively                                            151           144           151
     Additional paid-in-capital                                     15,325        10,332        15,325
     Retained earnings                                           2,040,317     3,148,864       202,716
                                                               -----------   -----------   -----------

     TOTAL SHAREHOLDERS' EQUITY                                  2,055,793     3,159,340       218,192
                                                               -----------   -----------   -----------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                       $12,682,438   $10,387,455   $12,036,284
                                                               ===========   ===========   ===========


                            See accompanying notes.

                     CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                               (UNAUDITED)
                                                                                           FOR THE NINE MONTHS
                                                                                           ENDED SEPTEMBER 30,
                                                                                       ----------------------------
                                                           2001            2000            2002           2001
                                                       ------------    ------------    ------------    ------------
Revenue                                                $ 21,194,051    $ 17,582,577    $ 14,116,957    $ 15,992,092
                                                       ------------    ------------    ------------    ------------

Costs and Expenses:
     Cost of revenue                                     16,666,932      11,622,398      11,913,108      13,561,500
     General and administration                           3,937,741       1,511,162       3,474,440       1,708,513
     Depreciation                                            25,015           7,006          18,750          16,675
     Interest                                               502,061         469,224         381,367         363,403
                                                       ------------    ------------    ------------    ------------

Total Costs and Expenses                                 21,131,749      13,609,790      15,787,665      15,650,091
                                                       ------------    ------------    ------------    ------------

Operating Income (Loss)                                      62,302       3,972,787      (1,670,708)        342,001
                                                       ------------    ------------    ------------    ------------

Other Income (Expense):
     Interest and dividends                                  10,830           3,964              75           6,147
     (Loss) on the sale of property and equipment          (185,021)       (168,269)         (9,768)        (10,595)
     (Loss) on the sale of investments                     (194,399)        (39,903)              -        (194,399)
     Change in unrealized gain (loss) on investments        148,509        (329,680)              -               -
                                                       ------------    ------------    ------------    ------------
         Total other (expense)                             (220,081)       (533,888)         (9,693)       (198,847)
                                                       ------------    ------------    ------------    ------------

(Loss) Income Before Income Taxes                          (157,779)      3,438,899      (1,680,401)        143,154

Provision For Income Taxes                                   60,325       1,076,849         157,200         174,475
                                                       ------------    ------------    ------------    ------------

Net (Loss) Income                                      $   (218,104)   $  2,362,050    $ (1,837,601)   $    (31,321)
                                                       ============    ============    ============    ============


Basic (Loss) Earnings Per Common Share                 $      (0.01)   $       0.16    $      (0.12)   $      (0.00)
                                                       ============    ============    ============    ============


Weighted Average Number Of Common Shares Outstanding     14,838,458      14,415,441      15,143,716      14,820,038
                                                       ============    ============    ============    ============



                            See accompanying notes.

                     CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   (UNAUDITED)
                                                                                               FOR THE NINE MONTHS
                                                                                               ENDED SEPTEMBER 30,
                                                                                           --------------------------
                                                                 2001           2000           2002           2001
                                                             -----------    -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income                                            $  (218,104)   $ 2,362,050    $(1,837,601)   $   (31,321)
    Adjustments to reconcile net (loss) income to net cash
      provided by operating activities:
      Provision for allowance for doubtful accounts              304,759         55,966         69,462        151,947
      Stock based compensation                                     5,000              -              -              -
      Depreciation and amortization                              929,875        657,183        811,139        680,992
      Change in unrealized (gains) losses on investments        (148,509)       329,680              -       (148,509)
      Loss on the sale of investments                            194,399         39,903              -        194,399
      Loss on the sale of property and equipment                 182,802        168,269          9,768         10,595
      Deferred taxes                                             203,987        418,718        157,199         70,852
    Changes in operating assets and liabilities:
      Accounts receivable                                       (795,894)      (242,346)       (59,073)       342,921
      Prepaid expenses                                           (97,894)      (116,859)      (128,852)             -
      Income taxes receivable                                   (333,239)        86,374           (432)             -
      Accounts payable                                           708,257       (146,739)     1,806,218        652,345
      Accrued liabilities                                        757,923        148,489        242,274         40,161
      Income taxes payable                                      (527,144)       362,473              -       (449,557)
                                                             -----------    -----------    -----------    -----------

    NET CASH PROVIDED BY OPERATING ACTIVITIES                  1,166,218      4,123,161      1,070,102      1,514,825
                                                             -----------    -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                          (783,499)    (1,028,052)        (6,017)      (699,671)
    Proceeds from sale of property and equipment                   3,147         59,804              -          3,147
    Purchases of marketable securities                                 -     (2,723,219)             -              -
    Sales of marketable securities                               262,198      2,506,202              -        262,198
    Repayment from (advances to) related parties
      and notes receivable                                       116,509        (28,071)       (32,014)       (46,227)
    Repayment from (advances to) employees                        47,436        (56,210)       (11,561)        36,166
    Repayment from (advances to) subcontractors                   59,451        (71,830)       (23,190)      (158,707)
                                                             -----------    -----------    -----------    -----------

    NET CASH (USED) IN INVESTING ACTIVITIES                     (294,758)    (1,341,376)       (72,782)      (603,094)
                                                             -----------    -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Bank overdraft                                                     -              -        559,307              -
    Advances from lines of credit                                560,256         98,000         47,131        358,861
    Advances of long-term debt                                   788,009        511,143         27,432        512,205
    Repayments of long-term debt                              (1,783,296)    (1,391,047)    (1,621,414)    (1,545,512)
    Repayments of capital lease obligations                     (424,743)      (325,440)      (338,653)      (380,964)
    Repayments of lines of credit                                      -              -       (136,411)             -
    Repayments to officers                                             -        (25,000)             -              -
    Advances (repayments) on margin loan                        (222,767)       158,883              -       (124,942)
    Distributions                                               (890,443)      (306,176)             -       (890,443)
                                                             -----------    -----------    -----------    -----------

    NET CASH (USED) IN FINANCING ACTIVITIES                   (1,972,984)    (1,279,637)    (1,462,608)    (2,070,795)
                                                             -----------    -----------    -----------    -----------

Net (decrease) increase in cash and cash equivalents          (1,101,524)     1,502,148       (465,288)    (1,159,064)

Cash and cash equivalents at beginning of period               1,619,775        117,627        518,251      1,619,775
                                                             -----------    -----------    -----------    -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                   $   518,251    $ 1,619,775    $    52,963    $   460,711
                                                             ===========    ===========    ===========    ===========


                            See accompanying notes.

                     CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             (UNAUDITED)
                                                                                        FOR THE NINE MONTHS
                                                                                        ENDED SEPTEMBER 30,
                                                                                     -------------------------
                                                              2001        2000          2002           2001
                                                           ----------   ----------   -----------    ----------
SUPPLEMENTAL DISCLOSURES OF
     CASH FLOW INFORMATION

Cash paid during the years for:
     Interest                                              $  527,926   $  458,896   $  366,235   $  387,285

     Incomes taxes                                         $  716,721   $  302,099   $        -   $  624,255

Non-cash investing and financing activities:

     Equipment acquired under notes payable and capital
         lease obligations                                 $3,745,846   $3,020,645   $  448,364   $1,727,150

     Notes payable and capital lease obligations retired
         through assets trade-ins                          $  407,798   $  358,605   $        -   $  348,200


                            See accompanying notes.

                     CENTRA INDUSTRIES INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                 Outstanding     Common
                                    Shares        Stock
                                 -----------   -----------    Additional                      Total
                                   Par Value    Par Value      Paid-In       Retained     Shareholders'
                                   $0.00001     $0.00001       Capital       Earnings        Equity
                                 -----------   -----------   -----------    -----------    -----------
Balance, January 1, 2000          14,415,441   $       144   $    10,332    $ 1,092,990    $ 1,103,466

Shareholder distributions                  -             -             -       (306,176)      (306,176)

Net income                                 -             -             -      2,362,050      2,362,050
                                 -----------   -----------   -----------    -----------    -----------

Balance, December 31, 2000        14,415,441           144        10,332      3,148,864      3,159,340
                                 -----------   -----------   -----------    -----------    -----------

Issuance of shares
    in exchange for services         478,275             5         4,995              -          5,000

Issuance of shares now
    subject to recall and
    cancellation                     250,000             2            (2)             -              -


Shareholder distributions                  -             -             -       (890,443)      (890,443)

Net (loss)                                 -             -             -       (218,104)      (218,104)
                                 -----------   -----------   -----------    -----------    -----------

Balance, December 31, 2001        15,143,716   $       151   $    15,325    $ 2,040,317    $ 2,055,793
                                 -----------   -----------   -----------    -----------    -----------

(Unaudited)
Net (loss) for the nine months
    ended September 30, 2002               -             -             -     (1,837,601)    (1,837,601)
                                 -----------   -----------   -----------    -----------    -----------

Balance, September 30, 2002       15,143,716   $       151   $    15,325    $   202,716    $   218,192
                                 ===========   ===========   ===========    ===========    ===========


                            See accompanying notes.

                    CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.      The Company And Nature of Operations

        The consolidated financial statements include the accounts of Centra Industries Inc. (Centra) and its Subsidiaries (Company). In the year 2000 and through July 2001, there were four separate corporations that were all related through common family ownership and common management, and were all in the same business of providing infrastructure construction services through horizontal directional boring, trenching and cable laying activities. In July 2001, the separate corporations engaged in a tax-free transaction and through various steps were merged into one unit, which then became a subsidiary of Centra. Centra was organized as a Delaware corporation on July 27, 2001 to become the parent of the four separate companies, which were merged together. The result of the reorganization is accounted for as the recapitalization of the individual corporations as if the transaction had occurred at the beginning of the earliest period presented. If a combined basis of reporting had been used for the year 2000, there would be no difference in the Statements of Operations for the year 2000 or total Shareholders' Equity at December 31, 2000 from these financial statements.

        The Company, through its subsidiaries, is engaged in the single-line business of infrastructure construction through horizontal directional boring, trenching, and laying communications cable.


2.      Significant Accounting Policies

        Accounting Principles

        The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. The Company uses the accrual method of accounting for book and tax reporting (see "Income Taxes"). The Company's year end is December 31.

        Principles of Consolidation

        The consolidated financial statements include the accounts of Centra and its Subsidiaries (Company). All material intercompany transactions and balances have been eliminated.

        Estimates and Assumptions

        Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results and outcomes may differ from these estimates and assumptions.

        In the opinion of management, the accompanying unaudited interim balance sheet and related statements of operations, cash flows and shareholders' equity include all adjustments consisting of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America. The results of operations for the nine months ended September 30, 2002 are not necessarily indicative of the results for the entire year.

        Revenue and Cost Recognition

        The Company bills customers weekly based upon the work performed, which is specifically identified and pursuant to the terms of contracts. Cost of revenue includes direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation. Provisions for estimated losses on uncompleted contracts are made

                    CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        in the period in which such losses are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders and settlements are accounted for as changes in estimates in the current period.

        Accounts Receivables

        The Company, in the normal course of business, extends credit to customers on an uncollateralized basis. At year-end and during the year, management systematically reviews outstanding accounts receivable, as well as past bad debt write-offs, and considers, among other factors, known troubled accounts, historical experience, and other currently available evidence to establish an allowance for doubtful accounts for uncollectible amounts. Activity in the allowance for doubtful accounts is as follows:

                   Beginning    Charges to Costs
                    Balance      and Expenses      Write-offs    Ending Balance
                  ------------  ----------------  ------------  ----------------

           2001      $ 53,896        $ 304,759      $      -     $ 358,655

           2000      $ 27,000         $ 55,966      $ 29,070      $ 53,896


        At December 31, 2001 and 2000 accounts receivable included retainage of $234,598 and $384,556, respectively.

        Advertising Costs

        Advertising costs are expensed as incurred. Advertising expense was $39,864 and $22,814 in 2001 and 2000, respectively.

        Income Taxes

        Income taxes are recorded in accordance with SFAS No. 109 (SFAS No.
        109), Accounting for Income Taxes. This statement requires, among other things, the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting basis and tax basis of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. When certain items of income and expense are not reported in tax returns and financial statements in the same year, the tax effect of this difference is reported as deferred income taxes. These temporary differences relate principally to depreciation and the effects of accrual accounting for financial reporting purposes versus cash basis accounting for tax reporting purposes.

        In the year 2000 and from January 1, 2001 to July 27, 2001, three of the separate corporations that were included in the reorganization, with the consent of their respective shareholders, elected under the Internal Revenue Code, and similar state statutes, to be treated as "S" corporations. In lieu of corporate income taxes, the shareholders were taxed on their proportionate share of the corporations' taxable income. Accordingly, no provision or liability for federal and states income taxes, for these corporations, has been included in the accompanying financial statements for the year ended December 31, 2000 and for the period from January 1, 2001 to July 27, 2001. As a result of the merger on July 27, 2001, the company's "S" corporation status was automatically terminated and

                    CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        the companies became taxable entities. The Company has provided a provision for federal and states income taxes on the taxable incomes reported by these entities for the period from July 28, 2001 to December 31, 2001.

        Fixed Assets

        Fixed assets are recorded at cost. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, ranging from 5-40 years in 2001 and 5-10 years in 2000. Upon sale or retirement, asset cost and its related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is recognized in income. Additions, improvements and expenditures for repairs and maintenance that are material in nature and significantly add to the productivity or extend the economic life of assets are capitalized. Any immaterial amounts or amounts incurred as recurring expenditures for repairs are charged to expense.

        Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include operating checking accounts and money market accounts at depository institutions.

        The Company has cash balances in a bank in excess of the maximum amount insured by the FDIC at December 31, 2001 and 2000.

        Fair Value of Financial Instruments

        Substantially all of the Company's financial assets and liabilities are carried at fair value or contracted amounts, which approximate fair value.

        Basic (Loss) Earnings Per Common Share

        Basic (loss) earnings per common share have been computed by dividing the respective numerator by the weighted average number of common shares outstanding during the periods.


3.      Investments in Marketable Securities

        In accordance with Statement of Financial Accounting Standards No.115 (SFAS No. 115), Accounting for Certain Investments in Debt and Equity Securities, companies are required to classify each of their investments into one of three categories, with different accounting for each category. At December 31, 2001 and 2000, management has classified all of their marketable securities, which consist of equity securities, as trading securities, which are reported at fair market value, with unrealized gains and losses included in earnings and reported as they arise. Gains or losses on sale of securities are recognized on a specific identification basis. The Company's investment in marketable securities for the years ended December 31, 2001 and 2000 is summarized as follows:

                                                            Included In
                                                      Statements of Operations
                                                     --------------------------
                                       Fair Market   Realized        Unrealized
                              Cost        Value       (Loss)         Gain (Loss)
                           ----------  -----------   ---------       ----------
        December 31, 2000    $465,156    $ 311,326   $ (39,903)      $ (329,680)
                           ==========  ===========   =========       ==========

        December 31, 2001     $ 3,218      $ 3,238   $(194,399)       $ 148,509
                           ==========  ===========   =========        =========

                    CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.      Fixed assets

        Fixed assets at December 31, 2001 and 2000 consists of the following:

                                                                   Estimated
                                           2001         2000      Useful lives
                                        -----------  -----------  --------------
        Machinery and equipment         $ 6,899,479  $ 5,817,012            5-10
        Vehicles                          2,107,657    1,675,938             5-7
        Office equipment                    191,746       32,184            5-10
        Leasehold improvements               81,501       80,726  term of leases
        Office building                   1,767,865            -              40
        Land                                292,825            -               -
        Land improvements                    49,000            -              15
                                        -----------  -----------
                                         11,390,073    7,605,860

        Less: accumulated depreciation
                     and amortization     1,686,600      908,110
                                        -----------  -----------

        Property and equipment, net     $ 9,703,473  $ 6,697,750
                                        ===========  ===========

        Total depreciation and amortization expense for the years ended December 31, 2001 and 2000 was $929,875 and $657,183, respectively. Cost of revenue includes $904,860 and $650,177 for 2001 and 2000, respectively.


5.      Due from Stockholders

        Due from stockholders of $96,963 and $213,472 as of December 31, 2001 and 2000, respectively, consists of advances to officers and related entities with no stated interest rates, payment terms or maturity dates. Amounts outstanding at December 31, 2000 were repaid during the year ended December 31, 2001.


6.      Lines of Credit

        At December 31, 2001 and 2000, the Company had the following lines of credit:

        A revolving credit loan due First Security Bank on December 5, 2002 with a limit of $250,000 and interest payable monthly at 9.0% per annum. The balance outstanding at December 31, 2001 and 2000 was $199,884 and $169,000 respectively, which is collateralized by accounts receivable.

        A revolving credit loan due First National Bank on May 30, 2002 with a limit of $150,000 and interest payable monthly at 8.0% per annum. The balance outstanding at December 31, 2001 and 2000 was $150,000 and $40,000 respectively, which is collateralized by accounts receivable.

        A revolving credit loan due First National Bank on August 23, 2002 with a limit of $50,000 and interest payable monthly at 9.5% per annum. The balance outstanding at December 31, 2001 and 2000 was $49,975 and $30,000 respectively, which is collateralized by accounts receivable.

        A revolving credit loan due First National Bank on July 6, 2002 with a limit of $500,000 and interest payable monthly at 8.25% per annum. The balance outstanding at December 31, 2001 was $49,700,

                    CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        and is collateralized by accounts receivable.

        A revolving credit loan due First National Bank on July 31, 2002 with a limit of $350,000 and interest payable monthly at 7.25% per annum. The balance outstanding at December 31, 2001 was $349,936, and is collateralized by accounts receivable and general intangibles.

        A revolving credit loan due Regions Bank on August 1, 2002 with a limit of $50,000 and interest payable monthly at 7.0% per annum. The balance outstanding at December 31, 2001 was $49,761 and $50,000 at December 31, 2000, respectively, which is collateralized by accounts receivable and general intangibles.

        During the nine months ended September 30, 2002, the Company received $47,131 in advances from existing revolving credit loans. There were no new revolving credit loans opened during the period.


7.      Long-Term Debt
                                                        2001           2000
                                                     -----------    -----------
        Long-term debt consist of the following:

        Note payable, Bank of Fayetteville due in
        monthly installments of $13,534 including
        interest at a rate of 6.5% per annum
        through October 2004. The final payment
        due in October 2004 is a balloon payment
        in the amount of $1,556,614.
        Collateralized by a first mortgage on the
        land, land improvements and building.         $1,671,159            $ -

        Notes payable, Associates due in monthly
        installments totaling $20,858, including
        interest ranging from 9% to 10% per annum
        maturing at various dates through March
        2003, collateralized by the underlying
        equipment.                                       213,128        431,086

        Note payable, Bank of America due in
        monthly installments of $558, including
        interest at a rate of 10% per annum
        through November 2001, collateralized by
        the underlying equipment.                              -          5,501

        Notes payable, Case Credit Corporation due
        in monthly installments totaling $32,159
        including interest ranging up to 10% per
        annum maturing at various dates through
        March 2004, collateralized by the
        underlying equipment.                            412,042        572,530

        Notes payable, CitiCorp due in monthly
        installments of $768, including interest
        at a rate of 10% per annum through October
        2003, collateralized by the underlying
        equipment.                                        15,324         22,609

        Note payable, E.A. Martin Company due in
        monthly installments of $2,251 including
        interest at a rate of 8.75% through July
        31, 2001, collateralized by the underlying
        equipment.                                             -         14,772

        Note payable, FCC Equipment Financing,
        Inc. due in monthly installments of
        $1,084, including interest at a rate of

                    CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        10.75% per annum through September 2002,
        collateralized by the underlying
        equipment.                                         9,329         20,659

        Note payable, Ozark Building LLC, due in
        the amount of $426,586, on January 2,
        2002, including interest at a rate of 7%,
        collateralized by the land and building.         421,653              -

        Note payable, First Security Bank, due in
        monthly installments totaling $11,698,
        including interest ranging from 8.50% to
        10.75% per annum maturing at various dates
        through March 2003, collateralized by the
        underlying equipment. One of the notes
        requires a balloon payment of $199,646 in
        August 2002.                                     347,473        324,291

        Notes payable, Ford Motor Credit, due in
        monthly installments totaling $23,855,
        including interest ranging from 6.9% to
        11% per annum maturing at various dates
        through May 2005, collateralized by the
        underlying equipment.                            681,555        678,794

        Notes payable, Mercedes-Benz Credit due in
        monthly installments totaling $4,382,
        including interest ranging from 9.75% to
        10% per annum maturing at various dates
        through April 2005, collateralized by the
        underlying equipment                             180,978        154,204

        Notes payable, New Holland Credit due in
        monthly installments totaling $2,496,
        including interest at 11% per annum
        maturing at various dates through November
        2006, collateralized by the underlying
        equipment.                                       142,703         89,715

        Note payable, Newcourt Financial USA, Inc.
        due in monthly installments of $2,098,
        including interest at rate of 10% per
        annum through October 2003, collateralized
        by the underlying equipment.                           - (a)     61,881

        Notes payable, The CIT Group, due in
        monthly installments totally $13,760
        including interest raging from 6.6% to
        10.5% per annum maturing at various dates
        through February 2005, collateralized by
        the underlying equipment.                        603,622        540,414

        Note payable, Simmons First Bank due in
        monthly installments of $419, including
        interest at a rate of 9.75% per annum
        through November 2006, collateralized by
        the underlying equipment.                         19,545         22,504

        Note payable, First National Bank of
        Springdale due in monthly installments of
        $9,395 including interest at a rate of
        9.0% per annum through June 2004,
        collateralized by the underlying
        equipment.                                       215,564        275,453

        Notes payable, Soris Financial (a division of Case Credit Corporation) due in monthly installments of $1,974, including interest at a rate of 9.5% per annum through July

                    CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        2004, collateralized by the underlying
        equipment.                                             - (a)     71,819

        Notes payable, Regions Bank due in monthly
        installments totaling $31,042, including
        interest at a rates ranging from 8.75% to
        10.0% per annum through April 2004,
        collateralized by the underlying
        equipment.                                       721,916        462,193

        Note payable, Chase Auto Finance due in
        monthly installments of $883, including
        interest at a rate of 10.25% per annum
        through January 2005 collateralized by the
        underlying equipment.                                  - (a)     36,197

        Note payable, DaimlerChrysler due in
        monthly installments of $1,144, including
        interest at a rate of 6.9% per annum
        through December 2006, collateralized by
        the underlying equipment.                         58,000              -

        Note payable, Irwin Union Bank due in
        monthly installments of $1,240, including
        interest at a rate of 8.5% per annum
        through May 2006, collateralized by the
        underlying equipment.                             58,833              -

        Note payable, GMAC due in monthly
        installments of $670. including interest
        at a rate of 2.9% per annum through April
        2004, collateralized by the underlying
        equipment.                                        18,084              -
                                                     -----------    -----------

              Total long-term debt                     5,790,908      3,784,622

        Less current maturities                       (2,200,806)    (1,280,657)
                                                     -----------    -----------

              Long-Term Debt                         $ 3,590,102    $ 2,503,965
                                                     ===========    ===========

        Annual maturities of long-term debt during the years ending December 31, 2006 are as follows:

                    For the Year
                 Ending December 31,                     Amount
                 ------------------------------------------------
                      2002                            $ 2,200,806
                      2003                              1,215,568
                      2004                              2,209,435
                      2005                                112,879
                      2006                                 52,220
                                                      -----------

                      Total                           $ 5,790,908
                                                      ===========

        (a) Prepaid during the year ending December 31, 2001 with no gain or loss on the early extinguishment of the debt.

        During the nine months ended September 30, 2002, the Company received a total of $475,796 from three new notes payable. These notes had terms from 48 to 60 months with interest rates between 7.14% and 9.5%.

                    CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.      Leases

        Capitalized Lease Obligations

        For the years ended December 31, 2001 and 2000, the Company has equipment under various capital leases expiring at various dates through 2004. The assets and liabilities under capital leases are recorded at the lower of present values of minimum lease payments or the fair values of assets. The assets are included in property and equipment and are depreciated over their estimated useful lives. Depreciation of assets under capital leases charged to expense for the years ended December 31, 2001 and 2000 was $138,353 and $88,189, respectively.

        The following is a summary of equipment held under capital leases included in property and equipment:

                                                    2001             2000
                                                -----------       ---------
        Machinery and equipment                 $ 1,107,059       $ 770,584
        Vehicles                                    218,311         218,311
                                                -----------       ---------
                                                  1,325,370         988,895

        Accumulated depreciation                    235,705          97,352
                                                -----------       ---------

              Net equipment                     $ 1,089,665       $ 891,543
                                                ===========       =========


        As of December 31, 2001, minimum future lease payments are as follows:

                                        For the Year
                                      Ending December 31,               Amount
                                      -----------------------------------------
                                            2002                       $494,988
                                            2003                        241,258
                                            2004                         23,566
                                                                       ---------
                     Total Minimum Lease Payments                       759,812

        Less: amounts representing interest (at rates
              ranging from 5% to 15%)                                    71,232
                                                                       ---------

                     Net minimum Lease Payments                         688,580

        Less: current portion                                           442,552
                                                                       ---------

                     Long term portion of capital leases payable       $246,028
                                                                       =========

        Rentals Under Operating Leases

        The Company leases certain vehicles and equipment under non-cancelable leases expiring at various dates through 2005:

        The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable leases terms in excess of one year as of December 31, 2001:

                    CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                               For the Year
                             Ending December 31,                        Amount
                             --------------------------------------------------
                                   2002                               $ 155,694
                                   2003                                 107,395
                                   2004                                  58,663
                                   2005                                   5,502
                                                                     -----------
        Total Minimum Payments Required                               $ 327,254
                                                                     ===========

        Operating lease rental expense was approximately $93,575 and $31,935 for the years ending December 31, 2001 and 2000, respectively.


9.      Income Taxes

        The income tax expense for the years ended December 31, 2001 and 2000 consists of the following:

                                                           2001           2000
                                                       -----------   -----------
        Current (benefit) tax:
              Federal                                  $ (143,662)     $ 547,350
              State                                             -        110,781
                                                       -----------   -----------
                                                         (143,662)       658,131
                                                       -----------   -----------
        Deferred:
              Federal                                     173,400        355,910
              State                                        30,587         62,808
                                                       -----------   -----------
                                                          203,987        418,718
                                                       -----------   -----------

                     Total Income Tax Expense          $   60,325    $ 1,076,849
                                                       ==========    ===========

        Deferred tax assets and liabilities consist of the following components as of December 31. 2001 and 2000:

                                                           2001         2000
                                                        ---------     ---------
        Current:
              Federal                                   $ 103,700     $ 216,647
              State                                        19,752        38,232
                                                        ---------     ---------
                                                          123,452       254,879
                                                        ---------     ---------
        Long term:
              Federal                                     587,634       309,527
              State                                       111,930        54,623
                                                        ---------     ---------
                                                          699,564       364,150
                                                        ---------     ---------

                     Net Deferred Tax Liabilities       $ 823,016     $ 619,029
                                                        =========     =========

        For the year ended December 31, 2001 the difference between income taxes at the statutory Federal income tax rate and income taxes reported in the income statement is primarily due to the provision for state income taxes, the change in tax status of various entities during the year offset by the net taxable operating losses and capital losses generated during the year.

        For the year ended December 31, 2000 the difference between income taxes at the statutory Federal

                    CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        income tax rate and income taxes reported in the income statement is primarily due to the provisions for state income taxes offset by the S Corporation tax status of various entities.

        At December 31, 2001, the Company has a net operating loss of approximately $425,000, which expires in December 31, 2021. In addition, the Company has capital loss carryforwards of approximately $234,000, which expire through December 31,2006.


10.     Related party Transactions

        The Company rents, on a month-to-month basis, office and shop facilities from an entity owned by officers of the Company. The Company paid $46,150 and $39,500 in rent during the years ended December 31, 2001 and 2000, respectively.


11.     Economic Dependency

        For the year ended December 31, 2001, the Company generated a substantial portion of its revenue from one customer. Sales to this customer were $19,574,098 or 92% of total revenues. At December 31, 2001, the amount due from this customer included in accounts receivable was $965,380.

        For the year ended December 31, 2000, the Company generated a substantial portion of its revenue from two customers. Sales to these customers were $11,203,505 (64%) and $5,558,732 (32%). At December 31,
        2000, the amounts due from these customers included in accounts receivable were $253,204 and $736,434, respectively.


12.     Commitments and Contingencies

        Employment Agreement

        The Company entered into employment agreements with several executive officers of the Company between April 2001 and January 2002. The agreements expire at various dates through 2006.

        Future minimum payments related to these agreements for the next five
        (5) years, and thereafter, are approximately:

          For the Year
        Ending December 31,                                Amount
        -----------------------------------------------------------
               2002                                       $ 685,000
               2003                                         685,000
               2004                                         685,000
               2005                                         160,000
               2006                                          40,000
                                                        -----------
        Total Minimum Payments Required                 $ 2,255,000
                                                        ===========

        Annual bonuses are as determined by the Board of Directors.

                    CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        Consulting Agreements

        On May 1, 2001, the Company entered into a three year consulting agreement with one individual that provides for minimum annual payments totaling $125,000, a housing and auto allowance of $30,000 and a bonus equal to 50% of the annual payments.

        Legal Proceedings

        The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to those actions will not materially affect the financial position of the Company.


13.     Employee Stock Option; Incentive Bonus And Employee Stock Purchase Plans

        Stock Option Plan

        In 2002, the Company adopted a stock option plan (plan) for directors, officers, employees and independent contractors, which provides for nonqualified and incentive stock options. The Company has reserved for grant a maximum of 500,000 of its common shares. The Plan is to be administered by a committee of not less than 2 persons appointed by the Company's Board of Directors. The committee, subject to the provisions of the plan, is empowered to make the terms and conditions related to the options. Specifically, the committee will, among other things, determine the type of options, exercise price, etc. To date, the Company has not issued any options.

        Incentive Bonus Plan

        In 2002, the Company adopted an incentive bonus plan (plan) to reward employees for, among other things, their contributions to the success of the Company. The plan provides that the Company shall maintain a bonus reserve, calculated in accordance with the plan, for distribution in its sole discretion. To date, the Company has neither added any money to the bonus pool nor made any distributions.

        Employee Stock Purchase Plan

        In 2002, the Company adopted an employee stock purchase plan (plan), pursuant to which the Company may grant purchase rights to acquire up to 500,000 shares of common stock reserved for issuance thereunder to eligible employees, directors and independent contractors of the Company in order to attract and retain such individuals. The plan is administered by a committee of at least two members of Company's Board of Directors. To date, the Company has not issued any options.


14.     Revised Plan of Reorganization And Recision of Shares

        Revised Plan of Reorganization

        Centra Industries Inc. (Company) was organized as a Delaware corporation on July 27, 2001 to become the parent company of four companies that were related through common family ownership and common management, and were all in the same business of providing infrastructure construction services. On July 27, 2001, pursuant to a strategic business plan, the Company acquired all four of the separate businesses (acquired companies) by issuing shares of its common stock in exchange for all of the outstanding shares of these four companies. The exchange was made under the terms of a Subscription and Stockholders Agreement, dated July 27, 2001, and the shareholders of these four companies became shareholders of the Company.

                    CENTRA INDUSTRIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        The acquired companies were thereafter merged on July 27, 2001 into a newly organized Delaware corporation so that all of the acquired companies were consolidated into this one wholly-owned Subsidiary of the Company at that time.

        Prior to being acquired by the Company, the shareholders of the acquired companies had received on July 27, 2001 promissory notes totaling $534,000 from these separate businesses. In September 2002, the Company entered into an agreement with these shareholders to cancel these promissory notes by mutual agreement on the grounds that the notes had been issued under a mutual mistake of fact. In addition, an earlier agreement dated in April 2002 between the Company and these shareholders to exchange the notes for shares of the Company's common stock was also canceled.

        On July 27, 2001, after acquiring the acquired companies, the Company entered into an agreement with the Company's controlling shareholder, providing for the issuance of a $2,000,000 promissory note to this controlling shareholder. In September 2002 the Company entered into an agreement with this controlling shareholder to cancel the $2,000,000 note by mutual agreement on the grounds it had been issued under a mutual mistake of fact. In addition, an earlier agreement between the Company and the controlling shareholder to exchange the note for shares of the Company's common stock was also cancelled.

        Recision of Shares

        In July 2001, the Company signed an agreement to acquire the assets and business of a company that supposedly erected towers for the installation of telecommunications, cable television and satellite dish antennae. As part of the consideration, the Company agreed to issue 250,000 shares of its common stock, with the additional obligation to issue additional shares based on future financial results. Shortly afterwards, the Company became aware that they had been mislead and that the acquired assets and business did not exist. As a result, the Company has sent notice to the sole shareholder of this entity informing him of its recision of the acquisition for misrepresentation, failure of consideration and breach of contract. Although the Company has actually issued the 250,000 common shares, it has not assigned any value to them.

                  PRO FORMA AND HISTORICAL FINANCIAL STATEMENTS

          BASIS OF PRESENTATION OF PRO FORMA CONSOLIDATED BALANCE SHEET

The following pro forma consolidated balance sheet of Rako Capital Corporation includes the accounts of Rako Capital Corporation (Corporation) and Centra Industries, Inc. and Subsidiaries (Target) (collectively the Company). The Corporation is a non-operating, development stage company, whereas, the Target is an operating non-public company.

Pursuant to an agreement, effective January 29, 2003, the Corporation is expected to exchange one share of its common stock for each share of Target with the exception of 250,000 shares which are subject to rescission as more fully described in Note 14 "Revised plan of reorganization and rescission of shares" accompanying Centra Industries, Inc. & Subsidiaries audited 2001 & 2000 financial statements. If and when all of the Targets shareholders exchange their shares, Target shareholders will own approximately 86% of the Corporation and the continuing business of the Company will be that of the Target. Although the transaction documents describe the Corporation as the acquirer, the reality of the situation is that the Target is the continuing entity. As a result, the accounting for the business combination should follow by combining the Corporation with the net assets of the Target from the effective date of the transaction forward.

The capital structure of the Company will represent that of the Corporation with respect to the number of shares and par value. This will differ from the previously issued statements of the Target because of the accounting entries to account for this transaction as a "Reverse Takeover." Specifically, in consolidation, the common stock, additional paid-in capital and retained (deficit) of the Corporation are debited to the additional paid-in capital of the Target. An adjustment is then made between par value and additional paid-in capital so that the number of shares actually outstanding of the Corporation, multiplied times its par value, equals the aggregate par value in the financial statements.

The following adjustments have been included in the following pro forma consolidated balance sheet:

1)   Record payment of Corporation expenses and liabilities by officer.

2)   Record contribution of capital and eliminate liability to officer.

3)   Record cancellation of 2,619,162 shares of Corporation's common stock.

4) Eliminate Rako Capital Corporation's (RAKO'S) common stock, additional paid-in capital, retained (deficit).

5) Eliminate Centra Industries' aggregate par value to the extent of 14,893,716. The remaining 250,000 shares are subject to rescission as more fully described in Note 14 "Revised plan of reorganization and rescission of shares" accompanying Centra Industries, Inc. & Subsidiaries audited 2001 & 2000 financial statements.

6) Record number of shares multiplied times the par value to establish aggregate par value in consolidated financial statements. In establishing the aggregate par value a deficit in additional paid-in capital was created. This deficit, $1,826 has been adjusted to retained earnings.

7) Reclassify Minority Interest 250,000 shares subject to recission as described in adjustment 5 above.

                            RAKO CAPITAL CORPORATION
          PRO FORMA CONSOLIDATED BALANCE SHEET AFTER "REVERSE TAKEOVER"
                               September 30, 2002
                                   (UNAUDITED)

                                     ASSETS

                                                                            CENTRA
                                                             RAKO       INDUSTRIES, INC
                                                            CAPITAL            AND      CONSOLIDATING
                                                          CORPORATION     SUBSIDIARIES     ENTRIES       CONSOLIDATED
                                                          ------------    ------------   ------------    ------------
Current assets
    Cash                                                  $          -    $     52,963                   $     52,963
    Marketable securities, at fair value                             -           3,238                          3,238
    Accounts receivable, less allowance for doubtful
       accounts of $428,117 at September 30, 2002                            1,780,979                      1,780,979
    Due from shareholders                                            -         128,977                        128,977
    Due from employees                                               -          20,335                         20,335
    Advances to sub-contractors                                      -          35,569                         35,569
    Prepaid expenses                                                 -         343,605                        343,605
    Income taxes receivable                                          -         333,671                        333,671
                                                          ------------    ------------   ------------    ------------
      Total current assets                                           -       2,699,337              -       2,699,337
                                                          ------------    ------------   ------------    ------------

FIXED ASSETS, net of accumulated depreciation
    of $2,473,613                                                            9,336,947                      9,336,947
                                                          ------------    ------------   ------------    ------------

Total Assets                                              $          -    $ 12,036,284   $          -    $ 12,036,284
                                                          ============    ============   ============    ============
           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
    Bank overdraft                                        $          -    $    559,307              -    $    559,307
    Accounts payable                                             4,887       3,037,342 (1-      1,334
                                                                                       (1-     (6,221)      3,037,342

    Officers loans                                               1,555               - (1-      6,221
                                                                                       (2-     (7,776)              -
    Accrued liabilities                                              -       1,486,035                      1,486,035
    Lines of credit                                                  -         759,976                        759,976
    Current portion of long-term debt                                -       1,385,352                      1,385,352
    Current portion of capital lease obligations                     -         224,760                        224,760
    Deferred tax liability                                           -          40,702              -          40,702
                                                          ------------    ------------   ------------    ------------
      Total current liabilities                                  6,442       7,493,474         (6,442)      7,493,474
                                                          ------------    ------------   ------------    ------------
Long-term  liabilities
    Long-term debt, net of current portion                           -       3,259,938                      3,259,938
    Capital lease obligations, net of current portion                -         125,167                        125,167
    Deferred tax liability                                           -         939,513                        939,513
    Commitments and contingencies
                                                          ------------    ------------   ------------    ------------
      Total long-term liabilities                                    -       4,324,618                      4,324,618
                                                          ------------    ------------   ------------    ------------

      Total liabilities                                          6,442      11,818,092                     11,818,092
                                                          ------------    ------------   ------------    ------------
Shareholders' equity
    Preferred stock; 20,000,000 shares authorized;
     $0.001 par value; no shares issued and outstanding              -               -                              -
    Common stock; 50,000,000 shares authorized;
     $0.001 par value; 17,299,554 shares issued and
     outstanding                                                 5,025                 (3-     (2,619)
                                                                                       (4-     (2,406)
                                                                                       (6-     17,300          17,300
    Common stock; $0.00001 par value; 50,000,000
     shares authorized; 15,143,716 shares issued and
     outstanding at September 30, 2002                                             151 (5-       (149)
                                                                                       (7-         (2)              -

    Additional paid-in capital                                 100,358          15,325 (3-      2,619
                                                                                       (2-      7,776
                                                                                       (4-      2,406
                                                                                       (4-   (113,159)
                                                                                       (5-        149
                                                                                       (6-    (17,300)
                                                                                       (6-      1,826

    Retained (deficit) earnings                               (111,825)        202,716 (1-     (1,334)
                                                                                       (4-    113,159
                                                                                       (6-     (1,826)        200,890

    Minority interest                                                                  (7-          2               2

                                                          ------------    ------------   ------------    ------------
       Total shareholders' equity                               (6,442)        218,192          6,442         218,192
                                                          ------------    ------------   ------------    ------------

Total Liabilities and
    Shareholders' Equity                                  $          -    $ 12,036,284   $          -    $ 12,036,284
                                                          ============    ============   ============    ============

                  PRO FORMA AND HISTORICAL FINANCIAL STATEMENTS

                              BASIS OF PRESENTATION


Pursuant to an agreement between Centra Industries, Inc. (Centra), Gregory J. Smith, Paul K. Chavez, and Smith & Company Surveying Services, Inc. (Target), dated January 29, 2003, Centra has agreed to acquire all of the outstanding common stock of Target in exchange for 1,200,000 common shares of Centra. Rako Capital Corporation (Company) assumed the agreement effective January 29, 2003. The Company has valued the 1,200,000 common shares at $2.50 per common share for an aggregate purchase price of $3,000,000. The Company has accounted for the acquisition as a purchase and has allocated the $3,000,000 among the acquired assets and liabilities at their fair market value of approximately $400,000, resulting in goodwill and other identifiable intangible assets of approximately $2,600,000.

The pro forma balance sheet at September 30, 2002 and the related pro forma statements of operations for the nine months ended September 30, 2002 and for the year ended December 31, 2001 combine the net assets of the Company with those of Target while the pro forma statements of operations combine the historical results of the Company with those of Target for each of the periods shown.

The following adjustment has been included in the following pro forma consolidated balance sheet:

1) Eliminate Smith common stock, additional paid-in capital, retained earnings and to record the issuance of 1,200,000 common shares, of the Company, valued at $2.50 per share.

The following adjustments have been included in the following pro forma consolidated statements of operations:

2) Eliminate intercompany transactions during the nine months ended September 30, 2002.

3) Eliminate intercompany transactions during the year ended December 31, 2001.

                            RAKO CAPITAL CORPORATION
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               September 30, 2002
                                   (UNAUDITED)

                                     ASSETS

                                                                 RAKO            SMITH &
                                                                CAPITAL          COMPANY
                                                              CORPORATION        SURVEYING        CONSOLIDATING
                                                                 (a)           SERVICES, INC.        ENTRIES      CONSOLIDATE
                                                              -----------      -------------      -------------  ------------
Current assets
    Cash                                                      $    52,963       $    24,100                      $    77,063
    Marketable securities, at fair value                            3,238                                              3,238
    Accounts receivable, less allowance for doubtful
       accounts of $428,117 at September 30, 2002               1,780,979           378,254                        2,159,233
    Due from shareholders                                         128,977                                            128,977
    Due from employees                                             20,335             2,500                           22,835
    Advances to sub-contractors                                    35,569                                             35,569
    Prepaid expenses                                              343,605                                            343,605
    Income taxes receivable                                       333,671                                            333,671
                                                              -----------       -----------       -----------    -----------
      Total current assets                                      2,699,337           404,854                 -      3,104,191
                                                              -----------       -----------       -----------    -----------

Fixed Assets, net of accumulated depreciation
    of $2,473,613                                               9,336,947           165,286                        9,502,233
                                                              -----------       -----------       -----------    -----------

Goodwill and other identifiable intangible assets                       -                 -  (1-    2,652,173      2,652,173
                                                              -----------       -----------       -----------    -----------

Total Assets                                                  $12,036,284       $   570,140       $ 2,652,173    $15,258,597
                                                              ===========       ===========       ===========    ===========
           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
    Bank overdraft                                            $   559,307       $         -                      $   559,307
    Accounts payable                                            3,037,342                 -                        3,037,342
      401K Contributions Payable                                                     45,832                           45,832

    Accrued liabilities                                         1,486,035                                          1,486,035
    Lines of credit                                               759,976            60,000                          819,976
    Current portion of long-term debt                           1,385,352            34,105                        1,419,457
    Current portion of capital lease obligations                  224,760                                            224,760
    Deferred tax liability                                         40,702                                   -         40,702
                                                              -----------       -----------       -----------    -----------
      Total current liabilities                                 7,493,474           139,937                 -      7,633,411
                                                              -----------       -----------       -----------    -----------
Long-term  liabilities
    Long-term debt, net of current portion                      3,259,938            82,376                        3,342,314
    Capital lease obligations, net of current portion             125,167                                            125,167
    Deferred tax liability                                        939,513                                            939,513
    Commitments and contingencies
                                                              -----------       -----------       -----------    -----------
      Total long-term liabilities                               4,324,618            82,376                        4,406,994
                                                              -----------       -----------       -----------    -----------

      Total liabilities                                        11,818,092           222,313                       12,040,405
                                                              -----------       -----------       -----------    -----------
Shareholders' equity
    Preferred stock; 20,000,000 shares authorized;
     $0.001 par value; no shares issued and outstanding                 -                 -                                -
    Common stock; 50,000,000 shares authorized;
     $0.001 par value; 18,499,554 shares issued and
     outstanding                                                   17,300                    (2-        1,200         18,500

    Common stock                                                                      2,600  (1-       (2,600)             -

    Additional paid-in capital                                          -             5,395  (1-       (5,395)
                                                                                             (1-    2,998,800)
                                                                                                                   2,998,800
    Retained earnings                                             200,890           339,832  (1-     (339,832)       200,890

    Minority interest                                                   2                                                  2

                                                              -----------       -----------       -----------    -----------
       Total shareholders' equity                                 218,192           347,827         2,652,173      3,218,192
                                                              -----------       -----------       -----------    -----------
Total Liabilities and
    Shareholders' Equity                                      $12,036,284       $   570,140       $ 2,652,173    $15,258,597
                                                              ===========       ===========       ===========    ===========

(a) Rako Capital Corporation includes the accounts of Rako Capital Corporation and Centra Industries, Inc. & Subsidiaries after "reverse takeover".

       See basis of presentation of pro forma consolidated balance sheet.

                            RAKO CAPITAL CORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                   (UNAUDITED)

                                                           RAKO         SMITH &
                                                         CAPITAL        COMPANY
                                                       CORPORATION      SURVEYING    CONSOLIDATING
                                                           (a)        SERVICES, INC.    ENTRIES      CONSOLIDATED
                                                       ------------   --------------  ------------   -------------
Revenue                                                $ 14,116,957    $    884,420 (2-    (1,750)   $ 14,999,627
                                                       ------------   --------------  ------------   -------------

Costs and Expenses:
     Cost of revenue                                     11,913,108         447,993 (2-     (1,750)     12,359,351
     General and administration                           3,474,440         396,895                      3,871,335
     Depreciation                                            18,750               -                         18,750
     Interest                                               381,367           7,449                        388,816
                                                       ------------   --------------                 -------------

Total Costs and Expenses                                 15,787,665         852,337                     16,640,002
                                                       ------------   --------------                 -------------

Operating Income                                         (1,670,708)         32,083                     (1,638,625)
                                                       ------------   --------------                 -------------

Other Income (Expense):
     Interest and dividends                                      75               7                             82
     (Loss) on the sale of property and equipment            (9,768)              -                         (9,768)
     (Loss) on the sale of investments                            -               -                              -
     Change in unrealized gain (loss) on investments              -               -                              -
                                                       ------------   --------------                 -------------

         Total other (expense)                               (9,693)              7                         (9,686)
                                                       ------------   --------------                 -------------

(Loss) Income Before Income Taxes                        (1,680,401)         32,090                     (1,648,311)

Provision For Income Taxes                                  157,200               -                        157,200
                                                       ------------   --------------                  -------------

Net (Loss) Income                                      $ (1,837,601)   $     32,090                   $ (1,805,511)
                                                       ============    ============                   ============

Basic (Loss) Per Common Share                                                                         $      (0.10)
                                                                                                      ============

Weighted Average Number Of Common Shares Outstanding                                                    18,499,554
                                                                                                      ============


(a) Rako Capital Corporation includes the accounts of Centra Industries, Inc. & Subsidiaries only, as the continuing entity for historical financial reporting purposes.

                            RAKO CAPITAL CORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                   (UNAUDITED)

                                                           RAKO          SMITH &
                                                          CAPITAL        COMPANY
                                                        CORPORATION     SURVEYING          CONSOLIDATING
                                                            (a)       SERVICES, INC.          ENTRIES       CONSOLIDATED
                                                       ------------   --------------        ----------      ------------
Revenue                                                $ 21,194,051    $  2,370,763  (3-       (1,750)      $ 23,563,064
                                                       ------------    ------------

Costs and Expenses:
    Cost of revenue                                      16,666,932       1,234,120  (3-       (1,750)        17,899,302
    General and administration                            3,937,741         862,949                            4,800,690
    Depreciation                                             25,015          65,444                               90,459
    Interest                                                502,061           9,745                              511,806
                                                       ------------    ------------                         ------------

Total Costs and Expenses                                 21,131,749       2,172,258                           23,304,007
                                                       ------------    ------------                         ------------

Operating Income                                             62,302         198,505                              260,807
                                                       ------------    ------------                         ------------

Other Income (Expense):
    Interest and dividends                                   10,830           2,193                               13,023
    (Loss) on the sale of property and equipment           (185,021)              -                             (185,021)
    (Loss) on the sale of investments                      (194,399)              -                             (194,399)
    Change in unrealized gain (loss) on investments         148,509               -                              148,509
                                                       ------------    ------------                         ------------

        Total other (expense)                              (220,081)          2,193                             (217,888)
                                                       ------------    ------------                         ------------

(Loss) Income Before Income Taxes                          (157,779)        200,698                               42,919

Provision For Income Taxes                                   60,325               -                               60,325
                                                       ------------    ------------                         ------------

Net (Loss) Income                                      $   (218,104)   $    200,698                         $    (17,406)
                                                       ============    ============                         ============

Basic (Loss) Per Common Share                                                                               $      (0.00)
                                                                                                            ============

Weighted Average Number Of Common Shares Outstanding                                                          18,499,554
                                                                                                            ============

(a) Rako Capital Corporation includes the accounts of Centra Industries, Inc. & Subsidiaries only, as the continuing entity for historical financial reporting purposes.

                                4,288,458 SHARES

                            RAKO CAPITAL CORPORATION

                                  COMMON STOCK


                               ------------------

                                   PROSPECTUS
                               FEBRUARY ___, 2003

                               ------------------





Until [__________], 2003, all dealers that buy, sell, or trade the common stock, may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholders. The estimated expenses of issuance and distribution are set forth below:

Registration Fees                                          $1,000.00
Transfer Agent Fees                                        $1,000.00
Costs of Printing and Engraving                            $10,000.00
Legal Fees                                                 $50,000.00
Accounting Fees                                            $25,000.00
                                                           ----------
         Total Estimated Costs of Offering                 $87,000


                     RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is a summary of issuances by the Company and its predecessor.

         The above transactions were issued without registration under the Securities Act as amended, in reliance upon the exemptions from the registration provisions thereof, contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

         In July 2001, Centra Industries, Inc. ("Centra") issued 11,946,263 shares to LAGO Limited Liability Company, 481,728 shares to Lisa Trammell, 329,878 shares to Bonnie Capwell Brooks, 329,878 shares to Betty Tyler, 663,847 shares to Mike Smith, 663,847 shares to Lee Capwell (subsequently transferred to Lee and Mary Capwell Family Trust, 453,762 shares to Gary Fuchs, and 42,513 shares to Fuchs Family Trust in connection with the formation of Centra.

         In July 2001, in connection with Centra's acquisition of Global Towers, Inc. Centra issued 250,000 shares to Edwin Ballou. On July 24, 2002, Centra sent Mr. Ballou notice of its recission of the acquisition of the assets of Global Tower under Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as amended, and for misrepresentation, failure of consideration and breach of contract. Centra has demanded return of the 250,000 shares of Common Stock issued to Mr. Ballou for cancellation, but he has not yet returned the shares.

         On January 29, 2003 RAKO issued 14,893,716 shares of its common stock to LAGO Limited Liability Company, Lisa Trammell, Bonnie Capwell Brooks, Betty Tyler, Mike Smith, Gary Fuchs, Fuchs Family Trust, and Lee and Mary Capwell Trust in exchange for their 14,893,716 shares of common stock, of Centra Industries, Inc., pursuant to a Share Exchange Agreement.

         On January 29, 2003, RAKO issued 900,000 shares of its common stock to Gregory J. Smith and 300,000 shares of its common stock to Paul K. Chavez in exchange for their 200 shares of common stock of Smith & Co. Surveying Services, Inc. pursuant to a Plan of Reorganization and Share Exchange Agreement.

         On January 29, 2003, RAKO issued 10,000 shares of its common stock to Rachel Levy in exchange for her 100 shares of common stock and 100 shares of Class A Preferred Stock of Razorback Acquisition Corp. pursuant to a Plan of Reorganization and Share Exchange Agreement.

         On February 7, 2003, RAKO issued 4,416,924 shares of its common stock to TWS International Inc., a Delaware corporation pursuant to an Asset Purchase Agreement.

         On February 7, 2003, RAKO issued 210,330 shares of its common stock and 210,330 warrants to purchase common stock to Stanford Venture Capital Holdings, Inc. ("SVCH") pursuant to a Securities Purchase Agreement.

         On February 10, 2003, RAKO issued 210,330 shares of its common stock and 210,330 warrants to purchase common stock to SVCH pursuant to a Securities Purchase Agreement.

                                    EXHIBITS

                                  EXHIBIT INDEX

Exhibit Number    Description
--------------    -----------

3                 Articles of Incorporation and By-Laws.

3.1               Articles of Incorporation of RAKO Capital Corporation.(1)

3.2               By-Laws of RAKO Capital Corporation.

5                 Opinion re legality

5.1               Legal opinion of Reitler Brown LLC.(4)

10                Material Contracts:

Exhibit 10.1 Share Exchange Agreement, dated as of January 29, 2003 by and among, RAKO Capital Corporation, a Nevada corporation, Centra Industries, Inc., a Delaware corporation ("Centra") and the stockholders of Centra.(2)

Exhibit 10.2 Letter Agreement, dated as of December 30, 2003, between Rako Capital Corporation, a Nevada corporation, and Osprey Investments II, Inc., a Florida corporation.(2)

Exhibit 10.3 Plan of Reorganization and Share Exchange Agreement, dated as of January 29, 2003, by and among, Centra, Gregory J. Smith and Paul K. Chavez, and Smith & Co. Surveying Services, Inc., a California corporation.(2)

Exhibit 10.4 Asset Purchase Agreement, dated as of January 30, 2003, between Centra and TWS International, Inc., a Delaware corporation ("TWS").(2)

Exhibit 10.5 Employment Agreement, dated as of January 1, 2002, between Centra and Larry Garriott.(2)

Exhibit 10.6 Employment Agreement, dated as of January 1, 2002, between Centra and Gary Fuchs.(2)

Exhibit 10.7 Amendment to Employment Agreement, dated as of January 1, 2003 between Centra and Mr. Fuchs.(2)

Exhibit 10.8 Employment Agreement, dated as of January 1, 2002, between Centra and Lisa Trammell (formerly Lisa Rodriguez).(2)

Exhibit 10.9 Employment Agreement, dated as of January 1, 2002, between Centra and Randall Carney.(2)

Exhibit 10.10 Employment Agreement, dated as of July 9, 2002, between Centra and Larry Otterstein.(2)

Exhibit 10.11 Amendment to Employment Agreement, dated as of January 1, 2003, between Centra and Mr. Otterstein.(2)

Exhibit 10.12     Centra Industries, Inc. 2002 Stock Option Plan.(2)

Exhibit 10.13     Centra Industries, Inc. 2002 Employee Stock Purchase Plan.(2)

Exhibit 10.14     Centra Industries, Inc. Incentive Bonus Plan.(2)

Exhibit 10.15 Consulting Agreement, dated May 2, 2002, between Centra and DCD Consulting LLC.(2)

Exhibit 10.16 General Lease dated as of May 1, 2002, between L&B Investments and Midwest Cable Communications of Arkansas, Inc.(2)

Exhibit 10.17 Secured Promissory Note in the aggregate principal amount of $110,141.66 issued to Trammel Directional Boring, Inc. ("TDB") by The First National Bank of Springdale ("FNB of Springdale"), dated December 29, 2000.(3)

Exhibit 10.18 Security Agreement, dated December 29, 2000, between TDB and FNB of Springdale.(3)

Exhibit 10.19 Guaranty by Ms. Trammell to FNB of Springdale, dated December 29, 2000.(3)

Exhibit 10.20 Commercial Loan and Security Agreement, dated as of November 4, 1999, between Midwest Cable and First Financial Bank ("FFB").(3)

Exhibit 10.21     Guaranty by Bonnie Capwell to FFB, dated November 4, 1999.(3)

Exhibit 10.22 Promissory Note in the aggregate principal amount of $25,401.00 issued to FFB by Midwest Cable, dated November 4, 1999.(3)

Exhibit 10.23 Promissory Note in the aggregate principal amount of $475,103.57 issued to Regions Bank ("Regions") by Smithwell Directional Boring, Inc. ("Smithwell"), dated April 5, 2001.(3)

Exhibit 10.24 Commercial Security Agreement, dated as of April 5, 2001, between Regions and Smithwell.(4)

Exhibit 10.25 Business Loan Agreement, dated as of April 25, 2001, between Smithwell and Regions.(4)

Exhibit 10.26 Multipurpose Note and Security Agreement, dated October 26, 2001, by and among, Centra, Larry Garriott and The Bank of Fayetteville ("Bank of Fayetteville").(3)

Exhibit 10.27 Loan Agreement, by and among Centra, Mr. Garriott and Bank of Fayatteville.(3)

Exhibit 10.28 Promissory Note in the aggregate principal amount of $296,138.75 issued to First Security Bank ("First Security") by Midwest Cable on August 23, 2000.(3)

Exhibit 10.29 Guaranty by Bonnie Capwell to First Security, dated August 23, 2000.(3)

Exhibit 10.30 Security Agreement, dated as of August 23, 2000, between First Security and Midwest Cable.(3)

Exhibit 10.31 Security Agreement - Conditional Sale Contract, dated August 16, 1999, between Midwest Cable and Vemeer Sales and Services, Inc.(3)

Exhibit 10.32 Master Lease Agreement, by and between Sierracities.com, Inc. ("Sierra cities.com"), and GTS/HDD, Inc. ("GTS/HDD") and Master Lease Schedule.(3)

Exhibit 10.33 Personal Guaranty by Bonnie Capwell and Larry Garriott to Sierracities.com.(3)

Exhibit 10.34     Corporate Guaranty by Midwest Cable to Sierracities.com.(3)

Exhibit 10.35 Promissory Note issued to Regions by GTS/HDD in the aggregate principal amount of $250,000, dated on December 28, 2000.(3)

Exhibit 10.36 Commercial Security Agreement, dated December 28, 2000, between Regions and GTS/HDD.(3)

Exhibit 10.37 Promissory Note issued to Regions by Midwest Cable in the aggregate principal amount of $116,235, dated March 13, 2002.(3)

Exhibit 10.38 Commercial Security Agreement, dated March 13, 2001, between Midwest Cable and Regions.(3)

Exhibit 10.39     Commercial Guaranty by Bonnie Capwell to Regions.(3)

Exhibit 10.40 Business Loan Agreement, dated March 13, 2001, between Midwest Cable and Regions.(3)

Exhibit 10.41 Master Construction Agreement, dated as of October 1, 2000, between TCA Cable d/b/a Cox Communications and Midwest Cable.(3)

Exhibit 10.42 Master Construction Service Agreement, dated as of December 13, 2002, between NIFTI, LLC, a Nevada LLC ("NIFTI") and Midwest Cable.(3)

Exhibit 10.43 Subcontract Agreement, dated as of December 9, 2002 by and between Midwest Cable and Vision Splicing.(3)

Exhibit 10.44 Subcontract Agreement, dated as of September 16, 2002 by and between Midwest Cable and All Terraine Directional Borinq, Inc.(3)

Exhibit 10.45 Subcontract Agreement, dated as of September 16, 2002 by and between Midwest Cable and Razorback Boars, LLC.(3)

Exhibit 10.46 Subcontract Agreement, dated as of September 18, 2002 by and between Midwest Cable and Central U.S. Underground Utilities.(3)

Exhibit 10.47 Subcontract Agreement, dated as of September 17, 2002 by and between Midwest Cable and Tria's Communication, Inc.(3)

Exhibit 10.48 Subcontract Agreement, dated as of September 17, 2002 by and between Midwest Cable and Nelson Utility Construction, Inc.(3)

Exhibit 10.49 Securities Purchase Agreement, dated as of February 5, 2003, by and among Registrant, Centra and Stanford Venture Capital Holdings, Inc., a Delaware Corporation ("SVCH").(2)

Exhibit 10.50 Stockholders Agreement, dated as of February 7, 2003, between Registrant and TWS.(4)

Exhibit 10.51 Registration Rights Agreement, dated as of February 7, 2003, between Registrant and TWS.(4)

Exhibit 10.52 Registration Rights Agreement, dated as of February 7, 2003, between Registrant and SVCH.(4)

21                Subsidiaries of the Registrant.

                  Centra Industries, Inc., a Delaware corporation, is a subsidiary of RAKO Capital Corporation.

                  Midwest Cable of Arkansas, Inc., a Delaware corporation, is a subsidiary of Centra Industries, Inc.

                  Razorback Acquisition Corp., a Delaware corporation, is a subsidiary of Centra Industries, Inc.

                  Centra Wireless Construction, Inc., a Delaware corporation, is a subsidiary of Centra Industries, Inc.

                  Smith & Co. Surveying Services, Inc., a California corporation, is a subsidiary of Centra Industries, Inc.

23                Consent of Independent Certified Public Accountant.


(1) Previously filed and incorporated herein by reference to our Current Report on Form 10-KSB for the Fiscal Year ended December 31, 2001, filed with the Securities and Exchange Commission on March 22, 2002.

(2) Previously filed and incorporated herein by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2003.

(3) Previously filed and incorporated herein by reference to our Current Report on Amendment No. 1 to Form 8-K, filed with the Securities and Exchange Commission on February 27, 2003.

(4)               To be filed as an amendment to this SB-2

                                  UNDERTAKINGS

We undertake to:

(1) File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

(2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form SB-2 and authorized this registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Fayetteville, Arkansas, on the 28th of February 2003.


                                                RAKO Capital Corporation


                                                    /s/ Gary Fuchs
                                                --------------------------------
                                                By: Gary Fuchs, CEO and Director


In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                 TITLE                           DATE
         ---------                                 -----                           ----
/s/  Larry Garriott                 Chairman of the Board and Director      February 28, 2003
---------------------------
By: Larry Garriott

/s/ Gary Fuchs                      Chief Executive Officer and Director    February 28, 2003
---------------------------
By: Gary Fuchs

/s/ Lisa A. Trammell                Chief Operating Officer and Director    February 28, 2003
---------------------------
By: Lisa A. Trammell

/s/ Randall Carney                  Chief Financial Officer                 February 28, 2003
---------------------------
By: Randall Carney

                                  EXHIBIT INDEX

Exhibit Number    Description
--------------    -----------

3                 Articles of Incorporation and By-Laws.

3.1               Articles of Incorporation of RAKO Capital Corporation.(1)

3.2               By-Laws of RAKO Capital Corporation.

5                 Opinion re legality

5.1               Legal opinion of Reitler Brown LLC.(4)

10                Material Contracts:

Exhibit 10.1 Share Exchange Agreement, dated as of January 29, 2003 by and among, RAKO Capital Corporation, a Nevada corporation, Centra Industries, Inc., a Delaware corporation ("Centra") and the stockholders of Centra.(2)

Exhibit 10.2 Letter Agreement, dated as of December 30, 2003, between Rako Capital Corporation, a Nevada corporation, and Osprey Investments II, Inc., a Florida corporation.(2)

Exhibit 10.3 Plan of Reorganization and Share Exchange Agreement, dated as of January 29, 2003, by and among, Centra, Gregory J. Smith and Paul K. Chavez, and Smith & Co. Surveying Services, Inc., a California corporation.(2)

Exhibit 10.4 Asset Purchase Agreement, dated as of January 30, 2003, between Centra and TWS International, Inc., a Delaware corporation ("TWS").(2)

Exhibit 10.5 Employment Agreement, dated as of January 1, 2002, between Centra and Larry Garriott.(2)

Exhibit 10.6 Employment Agreement, dated as of January 1, 2002, between Centra and Gary Fuchs.(2)

Exhibit 10.7 Amendment to Employment Agreement, dated as of January 1, 2003 between Centra and Mr. Fuchs.(2)

Exhibit 10.8 Employment Agreement, dated as of January 1, 2002, between Centra and Lisa Trammell (formerly Lisa Rodriguez).(2)

Exhibit 10.9 Employment Agreement, dated as of January 1, 2002, between Centra and Randall Carney.(2)

Exhibit 10.10 Employment Agreement, dated as of July 9, 2002, between Centra and Larry Otterstein.(2)

Exhibit 10.11 Amendment to Employment Agreement, dated as of January 1, 2003, between Centra and Mr. Otterstein.(2)

Exhibit 10.12     Centra Industries, Inc. 2002 Stock Option Plan.(2)

Exhibit 10.13     Centra Industries, Inc. 2002 Employee Stock Purchase Plan.(2)

Exhibit 10.14     Centra Industries, Inc. Incentive Bonus Plan.(2)

Exhibit 10.15 Consulting Agreement, dated May 2, 2002, between Centra and DCD Consulting LLC.(2)

Exhibit 10.16 General Lease dated as of May 1, 2002, between L&B Investments and Midwest Cable Communications of Arkansas, Inc.(2)

Exhibit 10.17 Secured Promissory Note in the aggregate principal amount of $110,141.66 issued to Trammel Directional Boring, Inc. ("TDB") by The First National Bank of Springdale ("FNB of Springdale"), dated December 29, 2000.(3)

Exhibit 10.18 Security Agreement, dated December 29, 2000, between TDB and FNB of Springdale.(3)

Exhibit 10.19 Guaranty by Ms. Trammell to FNB of Springdale, dated December 29, 2000.(3)

Exhibit 10.20 Commercial Loan and Security Agreement, dated as of November 4, 1999, between Midwest Cable and First Financial Bank ("FFB").(3)

Exhibit 10.21     Guaranty by Bonnie Capwell to FFB, dated November 4, 1999.(3)

Exhibit 10.22 Promissory Note in the aggregate principal amount of $25,401.00 issued to FFB by Midwest Cable, dated November 4, 1999.(3)

Exhibit 10.23 Promissory Note in the aggregate principal amount of $475,103.57 issued to Regions Bank ("Regions") by Smithwell Directional Boring, Inc. ("Smithwell"), dated April 5, 2001.(3)

Exhibit 10.24 Commercial Security Agreement, dated as of April 5, 2001, between Regions and Smithwell.(4)

Exhibit 10.25 Business Loan Agreement, dated as of April 25, 2001, between Smithwell and Regions.(4)

Exhibit 10.26 Multipurpose Note and Security Agreement, dated October 26, 2001, by and among, Centra, Larry Garriott and The Bank of Fayetteville ("Bank of Fayetteville").(3)

Exhibit 10.27 Loan Agreement, by and among Centra, Mr. Garriott and Bank of Fayatteville.(3)

Exhibit 10.28 Promissory Note in the aggregate principal amount of $296,138.75 issued to First Security Bank ("First Security") by Midwest Cable on August 23, 2000.(3)

Exhibit 10.29 Guaranty by Bonnie Capwell to First Security, dated August 23, 2000.(3)

Exhibit 10.30 Security Agreement, dated as of August 23, 2000, between First Security and Midwest Cable.(3)

Exhibit 10.31 Security Agreement - Conditional Sale Contract, dated August 16, 1999, between Midwest Cable and Vemeer Sales and Services, Inc.(3)

Exhibit 10.32 Master Lease Agreement, by and between Sierracities.com, Inc. ("Sierra cities.com"), and GTS/HDD, Inc. ("GTS/HDD") and Master Lease Schedule.(3)

Exhibit 10.33 Personal Guaranty by Bonnie Capwell and Larry Garriott to Sierracities.com.(3)

Exhibit 10.34     Corporate Guaranty by Midwest Cable to Sierracities.com.(3)

Exhibit 10.35 Promissory Note issued to Regions by GTS/HDD in the aggregate principal amount of $250,000, dated on December 28, 2000.(3)

Exhibit 10.36 Commercial Security Agreement, dated December 28, 2000, between Regions and GTS/HDD.(3)

Exhibit 10.37 Promissory Note issued to Regions by Midwest Cable in the aggregate principal amount of $116,235, dated March 13, 2002.(3)

Exhibit 10.38 Commercial Security Agreement, dated March 13, 2001, between Midwest Cable and Regions.(3)

Exhibit 10.39     Commercial Guaranty by Bonnie Capwell to Regions.(3)

Exhibit 10.40 Business Loan Agreement, dated March 13, 2001, between Midwest Cable and Regions.(3)

Exhibit 10.41 Master Construction Agreement, dated as of October 1, 2000, between TCA Cable d/b/a Cox Communications and Midwest Cable.(3)

Exhibit 10.42 Master Construction Service Agreement, dated as of December 13, 2002, between NIFTI, LLC, a Nevada LLC ("NIFTI") and Midwest Cable.(3)

Exhibit 10.43 Subcontract Agreement, dated as of December 9, 2002 by and between Midwest Cable and Vision Splicing.(3)

Exhibit 10.44 Subcontract Agreement, dated as of September 16, 2002 by and between Midwest Cable and All Terraine Directional Borinq, Inc.(3)

Exhibit 10.45 Subcontract Agreement, dated as of September 16, 2002 by and between Midwest Cable and Razorback Boars, LLC.(3)

Exhibit 10.46 Subcontract Agreement, dated as of September 18, 2002 by and between Midwest Cable and Central U.S. Underground Utilities.(3)

Exhibit 10.47 Subcontract Agreement, dated as of September 17, 2002 by and between Midwest Cable and Tria's Communication, Inc.(3)

Exhibit 10.48 Subcontract Agreement, dated as of September 17, 2002 by and between Midwest Cable and Nelson Utility Construction, Inc.(3)

Exhibit 10.49 Securities Purchase Agreement, dated as of February 5, 2003, by and among Registrant, Centra and Stanford Venture Capital Holdings, Inc., a Delaware Corporation ("SVCH").(3)

Exhibit 10.50 Stockholders Agreement, dated as of February 7, 2003, between Registrant and TWS.(4)

Exhibit 10.51 Registration Rights Agreement, dated as of February 7, 2003, between Registrant and TWS.(4)

Exhibit 10.52 Registration Rights Agreement, dated as of February 7, 2003, between Registrant and SVCH.(4)

21                Subsidiaries of the Registrant.

                  Centra Industries, Inc., a Delaware corporation, is a subsidiary of RAKO Capital Corporation.

                  Midwest Cable of Arkansas, Inc., a Delaware corporation, is a subsidiary of Centra Industries, Inc.

                  Razorback Acquisition Corp., a Delaware corporation, is a subsidiary of Centra Industries, Inc.

                  Centra Wireless Construction, Inc., a Delaware corporation, is a subsidiary of Centra Industries, Inc.

                  Smith & Co. Surveying Services, Inc., a California corporation, is a subsidiary of Centra Industries, Inc.

23                Consent of Independent Certified Public Accountant.


(1) Previously filed and incorporated herein by reference to our Current Report on Form 10-KSB for the Fiscal Year ended December 31, 2001, filed with the Securities and Exchange Commission on March 22, 2002.

(2) Previously filed and incorporated herein by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2003.


(3) Previously filed and incorporated herein by reference to our Current Report on Amendment No. 1 to Form 8-K, filed with the Securities and Exchange Commission on February 27, 2003.

(4)               To be filed as an amendment to this SB-2



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